EXHIBIT 2.1

CONTRIBUTION AND DISTRIBUTION AGREEMENT

by and among

HENRY SCHEIN, INC.,

HS SPINCO, INC.,

and

DIRECT VET MARKETING, INC.

and

solely for purposes of Article V and Article X

SHAREHOLDER REPRESENTATIVE SERVICES LLC

DATED AS OF APRIL 20, 2018

i

TABLE OF CONTENTS

(continued)

ii

CONTRIBUTION AND DISTRIBUTION AGREEMENT

This CONTRIBUTION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of April 20, 2018, is entered into by and between Henry Schein, Inc., a Delaware corporation (“Harbor”), HS Spinco, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Harbor (“Spinco”), Direct Vet Marketing, Inc., a Delaware corporation (“Voyager”), and, solely for purposes of ARTICLE V and ARTICLE X, Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Voyager Stockholders (the “Voyager Stockholders’ Representative” and, together with Harbor, Spinco and Voyager, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Spinco is a newly-formed, wholly-owned Subsidiary of Harbor;

WHEREAS, Harbor, Spinco, Voyager, and the other Persons party thereto are entering into an Agreement and Plan of Merger, of even date herewith (as such agreement may be amended from time to time, the “Merger Agreement”), pursuant to which at the Effective Time, a direct, wholly-owned Subsidiary of Spinco will merge with and into Voyager, with Voyager continuing as the surviving corporation (the “Merger”);

WHEREAS, this Agreement and the other Transaction Agreements (as defined herein) set forth certain transactions that are conditions to consummation of the Merger;

WHEREAS, prior to the Distribution, upon and subject to the terms and conditions set forth in this Agreement, including the terms set forth in Section 2.2, Section 2.3 and Section 2.5, Harbor shall, or shall cause the applicable member of the Harbor Group or Spinco Group, to: (a) cause any Spinco Assets (other than the capital stock of, or other equity interests in, the Spinco Subsidiaries) held by a member of the Harbor Group to be transferred, assigned, delivered and conveyed to a member of the Spinco Group; (b) cause any Spinco Liabilities to which a member of the Harbor Group is subject to be accepted and assumed by a member of the Spinco Group; (c) cause any Excluded Assets held by a member of the Spinco Group to be assigned, transferred and conveyed to a member of the Harbor Group; (d) cause any Excluded Liabilities to which a member of the Spinco Group is subject to be assumed and accepted by a member of the Harbor Group; and (e) otherwise take such steps necessary or desirable to effectuate (i) the Harbor Contribution and (ii) the Distribution in accordance with the intended tax treatment (the foregoing clauses (a)-(d), as may be amended pursuant to Section 2.1(c), are collectively with the Harbor Contribution, referred to as the “Restructuring”);

WHEREAS, concurrently with the execution of this Agreement, (a) Harbor is entering into an amendment to that certain Put Rights Agreement, dated as of December 31, 2009 (as previously amended, the “Darby Put Rights Agreement”), by and among Harbor, Darby Group Companies, Inc. (“Darby”) and Butler Animal Health Holding Company, LLC (“BAHHC”) whereby, among other things, Darby will sell to Harbor, and Harbor will purchase from Darby, all of the BAHHC equity interests owned by Darby and indirectly owned by certain other individuals (collectively, the “Darby BAHHC Equity Interests”), all in accordance with the provisions set forth in the Darby Put Rights Agreement, as amended, and (b) Harbor shall contribute, or cause to be contributed, the Darby BAHHC Equity Interests to Spinco prior to the Distribution;

WHEREAS, prior to the Distribution, Harbor shall also contribute all of the capital stock of, or equity or other ownership interest in, the Spinco Subsidiaries not held by another Spinco Subsidiary to Spinco (the “Harbor Contribution”), and in consideration for the Harbor Contribution and the aforementioned contribution of Spinco Assets, Spinco will issue shares of Spinco Common Stock to Harbor;

WHEREAS, following the Harbor Contribution, (i) Spinco will pay the Special Dividend and the Additional Special Dividend (if any) to Harbor, and (ii) members of the Spinco Group will effect the Intercompany Debt Repayment to members of the Harbor Group;

WHEREAS, following the Harbor Contribution and the payment of the Special Dividend and the Additional Special Dividend (if any) and the effectuation of the Intercompany Debt Repayment, upon the terms and subject to the conditions set forth in this Agreement, Harbor will distribute (the “Distribution”) all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (“Spinco Common Stock”) held by Harbor to the holders as of the Record Date (as defined herein) of the outstanding shares of common stock, par value $0.01 per share, of Harbor (“Harbor Common Stock”);

WHEREAS, immediately following the Distribution, the Merger will be consummated as contemplated by the Merger Agreement;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, the Transactions will be treated as contemplated by the Tax Matters Agreement and, accordingly, (i) the Spinco Contribution, together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code; (ii) the Distribution will qualify as a distribution of Spinco Common Stock to Harbor Stockholders eligible for nonrecognition under Sections 355(a) and 361 of the Code; (iii) the Special Dividend and the Additional Special Dividend (if any) will qualify for nonrecognition under Section 361(b)(1)(A) of the Code, (iv) the Intercompany Debt Repayment will be a tax free repayment of debt owed by Spinco to Harbor or its Affiliates, (v) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Code; and (vi) no gain or loss will be recognized as a result of such transactions for federal income tax purposes by any of Harbor, Spinco, Voyager, their respective Subsidiaries, the Voyager Stockholders (except as a result of cash received pursuant to Article III of the Merger Agreement or cash paid to holders of Dissenting Shares) or the Harbor Stockholders; and (vii) this Agreement and the Merger Agreement will together constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, the Parties to this Agreement intend that, except as set forth in Section 2.7 hereof or the Employee Matters Agreement, throughout the Restructuring, the Harbor Contribution and the Distribution, the Spinco Group Employees shall maintain uninterrupted continuity of employment, compensation and benefits, and also for employees represented by any works council or similar labor organization, uninterrupted continuity of representation and coverage for purposes of any agreement with any such works council or similar labor organization representing such Spinco Group Employees, in each case as contemplated by and provided in the Employee Matters Agreement.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    General . The definitions contained in the preamble and recitals set forth above are incorporated in and made part of this Agreement. As used in this Agreement, if not otherwise defined herein, the following terms shall have the following meanings:

“Additional Special Dividend” shall mean (i) if Transaction One and Transaction Two have both been consummated prior to the Effective Time, $50,000,000 in cash, (ii) if only one (1) of such transactions has been consummated prior to the Effective Time, $25,000,000 in cash or (iii) in all other cases, $0.

“Adjustment Amount” shall mean an amount (which may be negative) equal to (a) the Spinco Working Capital Adjustment, plus (b) $37,500,000 minus (c) the Spinco Net Debt Adjustment, in each case of clauses (a) and (c) as shown on the Spinco Final Closing Statement as finally determined pursuant to Section 5.1(c).

“Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Time, no member of either Group shall be deemed an Affiliate of any member of the other Group.

“Agent” means the distribution agent agreed upon by Harbor and Voyager, to be appointed by Harbor to distribute the shares of Spinco Common Stock pursuant to the Distribution.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Accounting Principles” means the methodologies, practices, estimation techniques, classifications, judgments, assumptions and principles set forth on Section 1.1(a) of the Disclosure Letter.

“Asset” means any and all assets, properties and rights, wherever located, whether real, personal or mixed, tangible or intangible, current or long-term. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, the rights and obligations with respect to Taxes shall not be treated as Assets.

“BAHHC” has the meaning set forth in the recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.

“Calculation Time” means 11:59 p.m., New York time, on the Distribution Date.

“Cash and Cash Equivalents” has the meaning set forth in the Merger Agreement.

“Claims Made Policies” has the meaning set forth in Section 7.4(b).

“Cleary” has the meaning set forth in Section 10.17.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means all confidential or proprietary information concerning a Party and/or its Subsidiaries which, prior to or following the Effective Time, has been disclosed by a Party or its Subsidiaries to the other Party or its Subsidiaries, in written, oral (including by recording), electronic or visual form, or otherwise has come into the possession of the other Party, including pursuant to the access provisions or any other provision of this Agreement or any other Transaction Agreement (except to the extent that (i) such information can be shown to be or have become generally available to the public other than as a result of an act or omission by the receiving Party or any of its Representatives, (ii) a receiving Party receives or has received such information on a non-confidential basis from a source other than the providing Party or any of its Representatives, provided that such source is not known to the receiving Party to be subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, (iii) such information is already known by the receiving Party as evidenced by contemporaneous competent proof, or (iv) such information is independently developed by the receiving Party after the date hereof without reference to the Confidential Information of the disclosing Party or its Subsidiaries and without a breach of this Agreement).

“Confidentiality Agreement” means the Non-Disclosure Agreement by and between Harbor and Voyager, dated as of February 2, 2018.

“Consent” has the meaning set forth in the Merger Agreement.

“Contract” means any contract, agreement or binding arrangement or understanding, whether written or oral and whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Copyright” has the meaning set forth in the Merger Agreement.

“Corporate Asset” has the meaning set forth in Section 1.1(b) of the Disclosure Letter.

“Cut-off Date” has the meaning set forth in Section 6.1.

“Darby” has the meaning set forth in the recitals.

“Darby BAHHC Equity Interests” has the meaning set forth in the recitals.

“Darby Put Rights Agreement” has the meaning set forth in the recitals.

“Dataroom” means the electronic data room established by Merrill DatasiteOne on behalf of Harbor located at https://datasiteone.merrillcorp.com/global/ under code name “Project Voyager.”

“Delayed Transfer Assets” has the meaning set forth in Section 2.2(a).

“Delayed Transfer Liabilities” has the meaning set forth in Section 2.2(a).

“Disclosure Letter” means the schedule prepared and delivered by Harbor to Spinco and Voyager as of the date of this Agreement.

“Dispute Resolution Request” has the meaning set forth in Section 5.1(c).

“Dissenting Shares” has the meaning set forth in the Merger Agreement.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” means the date that the Distribution shall become effective.

“Distribution Time” means the time established by Harbor as the effective time of the Distribution on the Distribution Date.

“Domain Name” has the meaning set forth in the Merger Agreement.

“Effective Time” has the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement entered into among Harbor, Spinco and Voyager on the date hereof, as such agreement may be hereafter amended from time to time.

“Encumbrances” means all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

“Excluded Assets” means, subject to Section 2.1(c), collectively, all of the right, title and interest of Harbor and its Subsidiaries in all Assets other than those described in the definition of Spinco Assets, it being acknowledged that Excluded Assets include, collectively:

(i)	all Retained Contracts;

(ii)	those rights in the Shared Contracts as are allocated to Harbor as contemplated by Section 2.5;

(iii)	Cash and Cash Equivalents (other than the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.1(c));

(iv)	the capital stock of, or equity or other ownership interest in, each Harbor Subsidiary;

(v)	all defenses and counterclaims relating to any Excluded Liability;

(vi)	all claims, causes of action and rights of any kind (or any share thereof) to the extent related to or arising from any other Excluded Asset or Excluded Liability;

(vii)	without limiting the rights of Spinco pursuant to Section 7.4, all Policies with respect to which a member of the Spinco Group is not the Policy holder;

(viii)	all rights of any member of the Harbor Group under the Transaction Agreements (including the Tax Matters Agreement and the Employee Matters Agreement);

(ix)	any ownership interests in Shared Locations;

(x)	all intercompany receivables owed by a member of the Spinco Group, on the one hand, to a member of the Harbor Group, on the other hand;

(xi)	all other Assets of any member of the Harbor Group to the extent specifically assigned to or agreed to be retained by any member of the Harbor Group pursuant to this Agreement or any other Transaction Agreement (including the Tax Matters Agreement and the Employee Matters Agreement);

(xii)	any Assets set forth on Section 1.1(b) of the Disclosure Letter;

(xiii)	Harbor’s interest as tenant (including its right to any security deposit delivered by Harbor) under each Lease relating to each Transferred Leased Real Property subleased from Harbor to Spinco (until such time as such sublease is terminated and such Lease is assigned from Harbor to Spinco pursuant to Section 2.2(d), at which time Harbor’s interest as tenant (including its right to any security deposit delivered by Harbor, provided that Spinco reimburses Harbor the amount of such security deposit in connection with the Lease assignment) shall be a Spinco Asset);

(xiv)	any Assets, properties and rights used for the purpose of providing overhead and shared services and, other than as contemplated in the Transition Services Agreement, any rights of the Spinco Business to receive from Harbor or any of its Affiliates any overhead and shared services;

(xv)	any Excluded Intellectual Property; and

(xvi)	the goodwill associated with or symbolized by the Trademarks included in the Excluded Intellectual Property.

“Excluded Intellectual Property” shall mean all Intellectual Property other than the Transferred Intellectual Property Assets.

“Excluded Liabilities” means, subject to Section 2.1(c), collectively:

(i)	all Liabilities of Harbor or any of its Subsidiaries (including any Liabilities of Spinco and the Spinco Subsidiaries) not expressly constituting Spinco Liabilities, including those relating to or arising from the Harbor Business and the Liabilities of or allocated to Harbor or any of the Harbor Subsidiaries under the Transaction Agreements;

(ii)	all Liabilities relating to or arising from the Shared Contracts except to the extent assumed by Spinco pursuant to Section 2.5;

(iii)	all Liabilities relating to or arising from Retained Contracts;

(iv)	all Liabilities relating to or arising from any Spinco Guarantee;

(v)

all Liabilities relating to or arising from any Excluded Asset, other than (in each case solely to the extent relating to or arising directly from the Spinco Business) Liabilities relating to Shared Locations for which a member of the Spinco Group has agreed to be responsible pursuant to the Transition Services Agreement or an applicable Lease, Delayed Transfer

Assets or the provision by the Harbor Group of the benefit of any other Excluded Assets which the Parties have agreed will be provided to Spinco after the Closing Date pursuant to an applicable agreement between the Parties;

(vi)	Encumbrances relating to or arising from any Excluded Liability; and

(vii)	indebtedness for borrowed money other than, for the avoidance of doubt, Indebtedness reflected in the Spinco Closing Date Net Debt as finally determined pursuant hereto and the Liabilities set forth in clause (iv) of the definition of Spinco Liabilities.

“Existing Products” has the meaning set forth in Section 7.6(b).

“Financial Instruments” means credit facilities, guarantees, commercial paper, interest rate swap agreements, foreign currency forward exchange contracts, letters of credit, surety bonds and similar instruments.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Harbor, Spinco or Voyager, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Group” means the Harbor Group or the Spinco Group, as the case may be.

“Harbor” has the meaning set forth in the Preamble.

“Harbor Contribution” has the meaning set forth in the Recitals.

“Harbor Accounts” has the meaning set forth in Section 2.6(a).

“Harbor Benefit Plans” has the meaning set forth in the Employee Matters Agreement.

“Harbor Business” means all of the businesses and operations conducted by Harbor and its Subsidiaries, other than the Spinco Business, at any time, whether prior to, on or after the Distribution Date.

“Harbor Common Stock” has the meaning set forth in the Recitals.

“Harbor Group” means Harbor and the Harbor Subsidiaries.

“Harbor Guarantees” has the meaning set forth in Section 7.3(a).

“Harbor Indemnitees” mean Harbor, each member of the Harbor Group, in each case, from and after the Effective Time, and each of their respective present, former and future Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Harbor Marks” shall mean any Trademark or Domain Name owned by Harbor or any of its Affiliates (other than the Spinco Group) immediately prior to the Closing Date and used or held for use in connection with the Spinco Business that includes the “S” logo (including any variations thereof), the names “HENRY SCHEIN,” “SCHEIN,” and/or “HS” (including any variations or translations thereof) or any Trademark or Domain Name that contains or is confusingly similar to, such logo or names.

“Harbor Pre-Closing Taxes” shall mean the Taxes with respect to which a $10,000,000 indemnification limit applies under Section 3.01 of the Tax Matters Agreement.

“Harbor Share Number” has the meaning set forth in Section 4.5(a).

“Harbor/Spinco Disclosure Schedules” has the meaning set forth in the Merger Agreement.

“Harbor Stockholders” has the meaning set forth in the Merger Agreement.

“Harbor Subsidiaries” means all direct and indirect Subsidiaries of Harbor other than Spinco and the Spinco Subsidiaries.

“Income Tax” has the meaning set forth in the Tax Matters Agreement.

“Indebtedness” has the meaning set forth in the Merger Agreement.

“Indemnifiable Losses” means all Losses, judgments or settlements of any nature or kind, including all costs and expenses (legal, accounting or otherwise) that are reasonably incurred relating thereto, suffered by an Indemnitee, including any costs or expenses of enforcing any indemnity hereunder, any costs of collection and all Taxes resulting from indemnification payments hereunder.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated under this Agreement to provide indemnification with respect to such matter.

“Indemnitee” means, with respect to a matter, a Person that may seek indemnification under this Agreement with respect to such matter.

“Information” means all lists of customers, records pertaining to customers and accounts, copies of Contracts, personnel records, lists and records pertaining to customers, suppliers and agents, and all accounting and other books, records, ledgers, files and business records, data and other information of every kind (whether in paper, electronic, microfilm, computer tape or disc, magnetic tape or any other form).

“Intellectual Property” has the meaning set forth in the Merger Agreement.

“Intercompany Agreement” has the meaning set forth in Section 7.1.

“Intercompany Debt Repayment” has the meaning set forth in the Merger Agreement.

“JV Minority Shareholders” means each Person that owns equity interests in any of the Spinco Subsidiaries other than Harbor or any member of the Harbor Group.

“JV Minority Spinco Share Number” has the meaning set forth in Section 2.10.

“Law” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, Order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Lease” means any lease, sublease or other agreement governing any leasehold or subleasehold estates and other similar rights of a Person to use or occupy any land, buildings or structures.

“Liability” or “Liabilities” means all debts, liabilities, obligations, Losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Litigation Matters” means all demands, actions, claims, charges, grievances, complaints, arbitrations, mediations, proceedings, inquiries, reviews, audits, hearings, pending or threatened litigation, investigations, suits, countersuits or other legal matters of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority, private arbitration organization or pursuant to a collective bargaining agreement, in the case of each of the foregoing, that have been or may be asserted against, or otherwise adversely affect, Harbor or Spinco (or members of either Group).

“Losses” means any and all damages, judgments, awards, liabilities, losses, obligations, claims of any kind or nature, fines and costs and expenses (including interest, penalties, reasonable fees and expenses of attorneys, auditors, consultants and other agents and all amounts paid in investigation, defense or settlement of any of the foregoing and the enforcement of any rights hereunder).

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Non-Income Tax” has the meaning set forth in the Tax Matters Agreement.

“Occurrence Basis Policies” has the meaning set forth in Section 7.4(b).

“Order” has the meaning set forth in the Merger Agreement.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Personal Information” has the meaning set forth in the Merger Agreement.

“Policies” means all insurance policies, insurance Contracts and claim administration Contracts of any kind of Harbor and its Subsidiaries (including members of the Spinco Group) and their predecessors which were or are in effect at any time at or prior to the Distribution Date.

“Privacy and Information Security Requirements” has the meaning set forth in the Merger Agreement.

“Privileged Information” means with respect to either Group, Information regarding a member of such Group or any of its operations, Assets or Liabilities (whether in documents or stored in any other form (electronic or tangible) or known to its Representatives) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable privilege, that a member of the other Group may come into possession of or obtain access to pursuant to this Agreement, any other Transaction Agreement or otherwise.

“Proskauer” has the meaning set forth in Section 10.17.

“Record Date” means the close of business on the date to be determined by the Board of Directors of Harbor as the record date for determining stockholders of Harbor entitled to participate in the Distribution, which date shall be the Business Day preceding the Distribution Date.

“Registration Statement” has the meaning set forth in the Merger Agreement.

“Related Parties” means, with respect to any Person, such Person’s present, former and future Representatives and each of their respective heirs, executors, successors and assigns.

“Representative” means, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Restricted Cash” means cash in escrow accounts or which is otherwise subject to any other restriction, whether contractual, statutory or pursuant to applicable Law, on the ability of such Person to freely transfer or use such cash for any lawful purpose.

“Restrictive Covenant Agreement” has the meaning set forth in Section 7.2.

“Restructuring” has the meaning set forth in the Recitals.

“Retained Contract” means those Contracts listed in Section 1.1(c) of the Disclosure Letter.

“Separation” has the meaning set forth in the Merger Agreement.

“Shared Contracts” means Contracts to which Harbor or any of its Affiliates is a party pursuant to which the counterparty currently provides products or services to, or licenses Intellectual Property for use in, both the Spinco Business and the Harbor Business, but excluding Retained Contracts and Contracts under which products or services are provided to, or Intellectual Property is licensed for use in, the Spinco Business in connection with overhead or shared services and charged directly or indirectly to the Spinco Business as corporate overhead.

“Shared Locations” means real property set forth on Section 2.9 of the Disclosure Letter.

“Shared Location Leases” has the meaning set forth in Section 2.9.

“Special Dividend” means an amount to be determined by Harbor in its reasonable discretion; provided, that the sum of the Special Dividend and the amount of the Intercompany Debt Repayment shall be (A) no less than the difference between (i) the amount of the Spinco Financing and (ii) the amount of the Additional Special Dividend (if any) and (B) no greater than $1,200,000,000; provided, further, that, as used within the definition of “Special Dividend,” the Spinco Financing shall also comprise any notes or debt securities issued by Spinco pursuant to Section 2.8.

“Spinco” has the meaning set forth in the Preamble.

“Spinco 2017 Balance Sheet” is the unaudited, combined balance sheet of the Spinco Business as of December 31, 2017 included in the Spinco Annual Financial Statements for the fiscal year ended December 31, 2017.

“Spinco Accounts” has the meaning set forth in Section 2.6.

“Spinco Annual Financial Statements” has the meaning set forth in the Merger Agreement.

“Spinco Assets” mean, subject to Section 2.1(c), collectively, all of the right, title and interest of Harbor and its Affiliates as of immediately prior to the Distribution in (A) all Transferred Intellectual Property Assets and all Transferred IP Licenses (which, for the avoidance of doubt, shall be in addition to the licenses and other Assets listed in clause (viii) of this definition), (B) all other Assets (other than Intellectual Property) that are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business or that are produced by the Spinco Business for use in or sale by the Spinco Business, and (C) all other Assets that are listed in Section 1.1(d) of the Disclosure Letter, including all right, title and interest of Harbor and its Affiliates in and to:

(i)	each of the Assets, properties, goodwill and rights (in each case, other than Intellectual Property) of any member of the Harbor Group or the Spinco Group to the extent held at the Distribution Time (x) reflected in the Spinco 2017 Balance Sheet, plus (y) those Assets acquired by any member of the Harbor Group or the Spinco Group after the date of the Spinco 2017 Balance Sheet that, in the case of this clause (y), are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business;

(ii)	the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.1(c);

(iii)	all Spinco Current Assets;

(iv)	all Transferred Owned Real Property and all Transferred Leased Real Property (“Transferred Real Property”);

(v)	all products, supplies, parts and other inventories owned by any member of the Harbor Group or the Spinco Group (including any rights of any member of the Harbor Group of rescission, replevin and reclamation relating thereto) (“Inventory”) that immediately prior to the Harbor Contribution are located on the Transferred Real Property, in each case, that are primarily used or held for use in, or that primarily arise from, the operation or conduct of the Spinco Business or produced by the Spinco Business for use in or sale by the Spinco Business, but in each case of the foregoing, excluding any Intellectual Property related thereto;

(vi)	all personal property and interests therein owned by any member of the Harbor Group or the Spinco Group (including all leasehold improvements, trade fixtures, computers and related software, machinery, equipment, furniture, furnishings, tools, office supplies, production supplies and other supplies, spare parts, other miscellaneous supplies and other tangible property of any kind and vehicles owned by any member of the Harbor Group or the Spinco Group) located immediately prior to the Harbor Contribution on any Transferred Real Property that is primarily used or held for use in, or primarily arises from, the operation or conduct of the Spinco Business, but in each case of the foregoing, excluding any Intellectual Property related thereto;

(vii)	Contracts (other than Shared Contracts and any other licenses to Intellectual Property that are not Transferred IP Licenses) that are used primarily in or related primarily to or arise primarily from the Spinco Business;

(viii)	those rights in the Shared Contracts as are allocated to Spinco as contemplated by Section 2.5;

(ix)	licenses, permits, registrations, authorizations and certificates or other rights issued or granted by any Governmental Authority (including the rights of Harbor and its Affiliates to all data and records held by such Governmental Authority in connection therewith) and all pending applications therefor that are, in each case, used primarily in, or held primarily for the benefit of or arising primarily from the Spinco Business;

(x)	trade accounts and notes receivable and other amounts receivable to the extent arising from the sale or other disposition of goods, or the performance of services, by the Spinco Business, including, for the avoidance of doubt from any member of the Harbor Group;

(xi)	the capital stock of, or equity or other ownership interest in, each Spinco Subsidiary;

(xii)	all other Assets of Spinco and the Spinco Subsidiaries to the extent specifically assigned to any member of the Spinco Group pursuant to any other Transaction Agreement;

(xiii)	all claims, causes of action, rights, refunds, credits, choices in action, rights of recovery and rights of set-off of any kind (or any share thereof) to the extent related to or arising from any other Spinco Asset or Spinco Liability;

(xiv)	subject to Section 8.1 hereof and/or Section 2.2 of the Employee Matters Agreement, as applicable, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by any member of the Harbor Group or the Spinco Group that, with respect to all or any portion thereof, are used or held for use primarily in, or that relate primarily to or arise primarily out of, the conduct or operation of the Spinco Business, but in each case of the foregoing, excluding any Intellectual Property related thereto;

(xv)	all rights of Spinco or any other member of the Spinco Group under this Agreement or any other Transaction Agreement (including the Tax Matters Agreement and the Employee Matters Agreement);

(xvi)	all rights and interests in and to bank accounts used or held for use exclusively in the Spinco Business, exclusive of any Cash and Cash Equivalents that is not covered by clause (ii) above;

(xvii)	Policies in the name of a Spinco Group member and used or held for use primarily in the conduct or operation of the Spinco Business;

(xviii)	all intercompany receivables owed by a member of the Harbor Group, on the one hand, to a member of the Spinco Group, on the other hand; and

(xix)	all other properties, Assets and rights (in each case, excluding Intellectual Property) owned by any member of the Harbor Group or the Spinco Group or that any member of the Harbor Group or the Spinco Group has an interest in, in each case, that immediately prior to the Harbor Contribution are used or held for use primarily in, or that arise primarily out of or that relate primarily to, the conduct or operation of the Spinco Business and that are not otherwise Excluded Assets.

“Spinco Benefit Plan” has the meaning set forth in the Employee Matters Agreement.

“Spinco Business” has the meaning set forth in the Merger Agreement.

“Spinco Closing Date Net Debt” means an amount (which may be negative), in each case, determined as of the Calculation Time and without giving effect to the consummation of the Transactions, equal to (i) the Indebtedness of the Spinco Group, less (ii) an amount equal to the Cash and Cash Equivalents of the Spinco Group; provided, that, as used within the definition of “Spinco Closing Date Net Debt,” (x) Indebtedness shall (1) include all Indebtedness represented by the Spinco Financing and (2) exclude all Indebtedness owed from a member of the Spinco Group to a member of the Harbor Group (any such Indebtedness, “Harbor-Spinco Indebtedness”), to the extent such Harbor-Spinco Indebtedness has been repaid or equitized or the receivable in respect thereof has been transferred to a member of the Spinco Group, in each case prior to the Distribution, and (y) Cash and Cash Equivalents shall exclude all cash used to pay the Special Dividend, the Additional Special Dividend (if applicable) and the Intercompany Debt Repayment.

“Spinco Closing Date Working Capital” means Spinco Working Capital as of the Calculation Time.

“Spinco Common Stock” has the meaning set forth in the Recitals.

“Spinco Contribution” has the meaning set forth in the Tax Matters Agreement.

“Spinco Current Assets” means, without duplication, all current Assets (excluding Excluded Assets, Cash and Cash Equivalents, Income Tax Assets and deferred Tax Assets, but including current Non-Income Tax Assets) that are primarily used or held for use in, or that primarily arise from or primarily relate to, the conduct of the Spinco Business, determined as of the Calculation Time in accordance with the Applicable Accounting Principles.

“Spinco Current Liabilities” means, without duplication, all current Liabilities (excluding Excluded Liabilities, Income Tax Liabilities and deferred Tax Liabilities, but including current Non-Income Tax Liabilities), deferred rent and any Indebtedness to the extent exclusively relating to or exclusively arising from the conduct of the Spinco Business, determined as of the Calculation Time in accordance with the Applicable Accounting Principles. For the avoidance of doubt, any Indebtedness taken into account for purposes of the calculation of the Spinco Closing Date Net Debt will not be deemed a Spinco Current Liability.

“Spinco Final Closing Statement” has the meaning set forth in Section 5.1(c).

“Spinco Financing” has the meaning set forth in the Merger Agreement.

“Spinco Former Employees” has the meaning set forth in the Employee Matters Agreement.

“Spinco Group” means Spinco and the Spinco Subsidiaries immediately prior to the Effective Time, after giving effect to the Restructuring and the Harbor Contribution.

“Spinco Group Employees” has the meaning set forth in the Employee Matters Agreement.

“Spinco Guarantees” has the meaning set forth in Section 7.3(b).

“Spinco Indemnitees” means any member of the Spinco Group, in each case, from and after the Effective Time, and each of their respective present, former and future Representatives and each of the respective heirs, executors, successors and assigns of any of the foregoing.

“Spinco Intellectual Property” has the meaning set forth in the Merger Agreement.

“Spinco Liabilities” means, subject to Section 2.1(c), collectively:

(i)	all Liabilities to the extent relating to or arising from the Spinco Business or the operation thereof, as conducted at any time before, at or after the Distribution Time (to the extent not satisfied in the operation of the Spinco Business in the ordinary course prior to the Distribution Date) and the Liabilities of or allocated to Spinco or any member of the Spinco Group under the Transaction Agreements;

(ii)	all Spinco Current Liabilities;

(iii)	all Liabilities to the extent relating to the operation of any business conducted by a member of the Spinco Group at any time after the Distribution Time;

(iv)	all Liabilities, other than Spinco Current Liabilities, reflected as liabilities or obligations in the Spinco 2017 Balance Sheet or the accounting records supporting such balance sheet (including, for the avoidance of doubt, all deferred revenue reflected therein), to the extent outstanding at the Distribution Time, and all Liabilities, other than Spinco Current Liabilities, arising or assumed after the date of the Spinco 2017 Balance Sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on the Spinco 2017 Balance Sheet or the accounting records supporting such balance sheet if prepared on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the Spinco 2017 Balance Sheet;

(v)	all Liabilities arising out of or resulting from (A) the Spinco Financing and (B) any other Indebtedness of the Spinco Group;

(vi)	all Liabilities to the extent relating to or arising from any Spinco Assets (that are not Excluded Liabilities);

(vii)	those Liabilities under Contracts that are Spinco Assets and Shared Contracts to the extent allocated to Spinco pursuant to Section 2.5;

(viii)	all intercompany payables owed by a member of the Spinco Group, on the one hand, to a member of the Harbor Group, on the other hand, that: (A) are in respect of goods or services sold by a member of the Harbor Group to a member of the Spinco Group; and (B) are effective or outstanding as of the Distribution Time, after giving effect to any settlement and payment prior to or as of the Distribution Time;

(ix)	all Liabilities to the extent relating to or arising from any Harbor Guarantee;

(x)

all Liabilities, except as otherwise provided for in the Employee Matters Agreement, related to employment, labor, compensation, pension, employee, welfare and employee benefits related liabilities, obligations, commitments, claims, losses and other liabilities, with respect to each Spinco Group Employee and Spinco Former Employee arising at, prior to, or following the Closing (other than payments to, or relating to, the Spinco Group Employees and Spinco Former Employees payable under any applicable Harbor Benefit Plans for the time period prior to the Closing);

(xi)	all Liabilities, except as provided for in the Employee Matters Agreement, with respect to each Spinco Benefit Plan arising at, prior to, or following the Closing, in each case incurred the ordinary course of business consistent with was practice and not from or with respect to any breach or violation by Harbor or its Subsidiaries of any obligation thereunder; and

(xii)	all Liabilities set forth on Section 1.1(e) of the Disclosure Letter and all other Liabilities that are expressly provided by this Agreement or any other Transaction Agreement as Liabilities to be assumed by Spinco or any other member of the Spinco Group, and all agreements, obligations and Liabilities of Spinco or any other member of the Spinco Group under this Agreement or any of the other Transaction Agreements; provided that Spinco Liabilities shall not include any Liabilities that are not specifically included in clauses (i) – (xii) of this definition or that are specifically included in clauses (i) – (vii) of the definition of Excluded Liabilities.

“Spinco Minority Interest Shares” means the equity or other ownership interests owned as of the date hereof or acquired after the date hereof by the JV Minority Shareholders in the Spinco Subsidiaries.

“Spinco Net Debt Adjustment” means an amount (which may be negative) equal to Spinco Closing Date Net Debt minus Spinco Target Net Debt.

“Spinco Preliminary Closing Statement” has the meaning set forth in Section 5.1(a).

“Spinco Subsidiaries” means the Subsidiaries of Harbor that will be contributed, directly or indirectly, to Spinco in connection with the Restructuring and the Harbor Contribution.

“Spinco Target Net Debt” means the sum of (i) the Special Dividend, (ii) the Additional Special Dividend and (iii) the amount of the Intercompany Debt Repayment.

“Spin-Off Tax Opinion” has the meaning set forth in the Merger Agreement.

“Spinco Target Working Capital” means $598,000,000.

“Spinco Working Capital” means the difference (which amount may be positive or negative) between the amount of the Spinco Current Assets and the amount of the Spinco Current Liabilities, in each case calculated in accordance with the Applicable Accounting Principles. Set forth on Section 1.1(f) of the Disclosure Letter is an illustrative example of the calculation of Spinco Working Capital.

“Spinco Working Capital Adjustment” means an amount (which may be a positive or negative number) equal to the Spinco Closing Date Working Capital minus the Spinco Target Working Capital; provided, that any such adjustment shall be made if and only to the extent that Spinco Working Capital is greater or less than the Spinco Target Working Capital by more than $30,000,000.

“Subsidiary” means, with respect to any Person (but subject to the proviso in the definition of Affiliate), a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (A) the equity or (B) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax-Free Status” has the meaning set forth in the Tax Matters Agreement.

“Tax Free Transaction Failure” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Merger Agreement.

“Third-Party Claim” means any Litigation Matter by or before any Governmental Authority asserted by a Person who or which is neither a Party nor a controlled or jointly controlled Affiliate of a Party.

“Third-Party Landlord” means the applicable third-party landlord under each of the Leases.

“Trademarks” has the meaning set forth in the Merger Agreement.

“Trade Secrets” has the meaning set forth in the Merger Agreement.

“Transactions” has the meaning set forth in the Merger Agreement.

“Transaction Agreements” means this Agreement, the Merger Agreement, the Employee Matters Agreement, the Transition Services Agreement, the Tax Matters Agreement and all other documents required to be delivered by any party on the Closing Date pursuant to this Agreement and/or the Merger Agreement or otherwise delivered by any party on or about the Closing Date to effectuate the Transactions (including any bills of sale, assignments and assumptions, certificates of title and all other instruments of sale, transfer, assignment, conveyance and delivery that are delivered in connection with the consummation of the Transactions).

“Transferred Intellectual Property” means collectively, all (i) Intellectual Property (excluding Trademarks and Domain Names owned by Harbor or its Subsidiaries (excluding any member of the Spinco Group)) that is (A) primarily used or primarily held for use in the conduct of the Spinco Business, and (B) owned by Harbor or its Subsidiaries (excluding any member of the Spinco Group) and (ii) the Transferred Trademarks; but in the case of each of (i) and (ii), excluding, for the avoidance of doubt, any Harbor Marks and the Intellectual Property used to provide overhead and shared services.

“Transferred Intellectual Property Assets” means all Transferred Intellectual Property, together with all income, royalties, damages and payments relating thereto due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof), the right to sue and recover for past infringements or misappropriations thereof, and any and all corresponding rights, claims and remedies that, now or hereafter, may be secured throughout the world.

“Transferred IP Licenses” means any Contract pursuant to which Harbor or any of its Subsidiaries (excluding any member of the Spinco Group) receives from a third party a license to Intellectual Property that is exclusively used or exclusively held for use in the conduct of the Spinco Business.

“Transferred Leased Real Property” means all leasehold or subleasehold estates and other similar rights of Harbor or its Affiliates to use or occupy any land, buildings or structures that are used primarily in the conduct of the Spinco Business, including the properties listed on Section 1.1(g) of the Disclosure Letter.

“Transaction One” has the meaning set forth in the Harbor/Spinco Disclosure Schedules.

“Transaction Two” has the meaning set forth in the Harbor/Spinco Disclosure Schedules.

“Transferred Owned Real Property” means all land that is owned by Harbor or its Affiliates and used primarily in the conduct of the Spinco Business and listed on Section 1.1(h) of the Disclosure Letter, together with all buildings, structures, improvements and fixtures located thereon, subject to all easements and other rights and interests appurtenant thereto, including existing third party rights and interests.

“Transferred Trademarks” means all Trademarks and Domain Names (i) exclusively used or exclusively held for use in the Spinco Business and (ii) owned by Harbor or its Subsidiaries (excluding any member of the Spinco Group), including the Trademarks and Domain Names set forth on Section 1.1(i) of the Disclosure Letter, but excluding, for the avoidance of doubt, any Harbor Marks.

“Transition Services Agreement” has the meaning set forth in the Merger Agreement.

“Treasury Regulations” has the meaning set forth in the Tax Matters Agreement.

“Voyager” has the meaning set forth in the Recitals.

“Voyager Stockholders’ Representative” has the meaning set forth in the Merger Agreement.

Section 1.2    Construction. When a reference is made in this Agreement to an Article, Section, or Schedule, such reference shall be to an Article, Section or Schedule of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement or in any other Transaction Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 20, 2018 (or the date of which the relevant Transaction Agreement is first entered into, as the case may be) regardless of any amendment or restatement hereof (or thereof). The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a

Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires.

Section 1.3    References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

THE HARBOR CONTRIBUTION

Section 2.1    Contribution of Spinco Assets and Spinco Liabilities; Issuance of Spinco Common Stock.

(a)    Subject to Section 2.1(c) and Section 2.2 and, in the case of Information, ARTICLE VIII, effective on or prior to the Distribution Date, and in any event prior to the Distribution Time, Harbor shall use, and shall cause its Affiliates to use, their respective reasonable best efforts to consummate the transactions contemplated hereby, including the Restructuring. On the terms and subject to the conditions set forth in this Agreement, at or prior to the Distribution Time:

(i)    Harbor shall, or shall cause the applicable member of the Harbor Group to, transfer, assign, deliver and convey to Spinco or the applicable Spinco Subsidiary all of their right, title and interest in and to the Spinco Assets other than the capital stock of, or other equity interests in, a Spinco Subsidiary;

(ii)    Harbor shall, or shall cause the applicable member of the Harbor Group to, assign, and the applicable member of the Spinco Group to, accept and assume, all of the Spinco Liabilities;

(iii)    Harbor shall, or shall cause the applicable member of the Spinco Group to, transfer, assign, deliver and convey to Harbor or the applicable member of the Harbor Group all of their right, title and interest in and to the Excluded Assets;

(iv)    Harbor shall, or shall cause the applicable member of the Spinco Group to, assign, and the applicable member of the Harbor Group to, accept and assume, all of the Excluded Liabilities; and

(v)    Harbor shall effect the Harbor Contribution.

(b)    In consideration for the transactions described in Section 2.1(a)(v), prior to the Distribution Time, Spinco shall issue to Harbor a number of shares of Spinco Common Stock equal to the Harbor Share Number; provided, that, for the avoidance of doubt, Harbor shall in no event own less than eighty percent (80)% (i.e., an amount constituting “control,” as measured under Section 368(c) of the Code) of the shares of Spinco Common Stock at the Distribution Time.

(c)    For the avoidance of doubt, Harbor may effect the Restructuring in any form or manner that it deems necessary or desirable, so long as (i) immediately prior to the Distribution, all of the Spinco Assets and Spinco Liabilities, and no other Assets or Liabilities, are held by Spinco or one or more Spinco Subsidiaries (other than any Delayed Transfer Assets or Delayed Transfer Liabilities) and (ii) any such change would not (A) be inconsistent with the intended Tax-Free Status of the spin-off and Merger contemplated by the Transaction Agreements or compromise the ability to obtain the Spin-Off Tax Opinion or (B) cause any member of the Spinco Group to own or hold or otherwise incur Liability in respect of any Excluded Liability (other than, for the avoidance of doubt, Taxes), unless Harbor agrees to fully indemnify, such member of the Spinco Group for such Liability. References in this Agreement to the “Restructuring” shall be deemed to refer to the Restructuring as so effected by Harbor. Notwithstanding the foregoing, Harbor shall consult in good faith with Voyager regarding the material aspects of the structure of the Harbor Contribution and the form and manner of the Restructuring. For the avoidance of doubt, the indemnity in this Section 2.1(c) shall not apply with respect to Taxes or Losses, in each case, arising from or attributable to any Tax-Free Transaction Failure, which shall be governed exclusively by the Tax Matters Agreement.

(d)    Except for certain of the matters addressed in ARTICLE V and the defined terms used therein or as otherwise expressly provided herein, the rights and obligations of the Parties with respect to Taxes shall be governed exclusively by the Tax Matters Agreement and, to the extent applicable, the Employee Matters Agreement or the Merger Agreement. In addition, Taxes and any assets and liabilities relating to Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Agreement; it being understood that certain current Non-Income Tax Assets and current Non-Income Tax Liabilities may be taken into account in calculating the Spinco Working Capital Adjustment as expressly provided herein. In the event of any inconsistency between this Agreement and the Tax Matters Agreement, the Employee Matters Agreement or the Merger Agreement, the terms of the Tax Matters Agreement, the Employee Matters Agreement or the Merger Agreement, as the case may be, shall control.

(e)    Each of Spinco and Voyager hereby waives Harbor’s and the Harbor Group’s compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws for the benefit of creditors of any jurisdiction that may otherwise be applicable with respect to the transfer, assignment, delivery, conveyance or sale of any or all of the Spinco Assets or Spinco Liabilities to any member of the Spinco Group. Harbor hereby waives Spinco’s and the Spinco Group’s compliance with the requirements and provisions of the “bulk-sale” or “bulk-transfer” Laws for the benefit of creditors of any jurisdiction that may otherwise be applicable with respect to the transfer, assignment, delivery, conveyance or sale of any or all of the Excluded Assets or Excluded Liabilities to any member of the Harbor Group.

(f)    The Parties acknowledge and agree that as between the Harbor Group and the Spinco Group, on the one hand, and any third Person asserting a Liability against a member of the Harbor Group or the Spinco Group, on the other hand, nothing in this Agreement shall alter or otherwise change the legal entity within the Harbor Group and the Spinco Group that may be subject to such Liability and the Harbor Group shall retain and be responsible for the Excluded Liabilities.

Section 2.2    Transfers Requiring Consent or Governmental Approval.

(a)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign, directly or indirectly, any Asset or assume any Liability if, but solely to the extent, an attempted direct or indirect assignment or assumption thereof, without any applicable Consent of a third party or approval of a Governmental Authority, would constitute a breach, default, violation or other contravention of the rights of such third party or Governmental Authority or of applicable Law (including any Privacy and Information Security Requirements) until such time as the necessary Consent or approval or waiver thereof is obtained. If any direct or indirect transfer, assignment, or assumption, as the case may be, in the case of any Spinco Asset or Spinco Liability, by any member of the Harbor Group to any member of the Spinco Group or, in the case of any Excluded Asset or Excluded Liability, by any member of the Spinco Group to any member of the Harbor Group requires the Consent of a third party or approval of a Governmental Authority, then such transfer or assignment or assumption shall be made subject to such Consent of a third party or approval of a Governmental Authority or waiver thereof being obtained (following the Distribution Date, each such subject Asset, a “Delayed Transfer Asset,” and each such subject Liability, a “Delayed Transfer Liability”).

(b)    Prior to the Distribution Date, and subject to Section 6.8 of the Merger Agreement, Harbor and Spinco shall use their respective reasonable best efforts to obtain any third-party Consent or approval of a Governmental Authority required in connection with the Harbor Contribution or any other transactions contemplated by this Agreement; provided that in connection with obtaining any such third-party Consent or approval of a Governmental Authority, neither Harbor nor Spinco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Spinco or any other member of the Spinco Group (including due to an increase in payment or other incremental cost to any member of the Spinco Group under such Contract) in any material respect without the prior written Consent of Voyager, which Consent in shall not be unreasonably withheld, delayed or conditioned.

(c)    If any third-party Consent or approval of a Governmental Authority referred to in this Section 2.2 is not obtained on or prior to the Distribution Date, the Distribution shall, subject to the satisfaction of the conditions set forth in ARTICLE III, nonetheless take place on the terms set forth herein and, thereafter, Harbor and Spinco shall cooperate and use reasonable best efforts to establish arrangements at no charge to Spinco under which, from and following the Distribution Date, the Spinco Group or Harbor Group to which the Delayed Transfer Asset or Delayed Transfer Liability was not transferred, as applicable, shall (without infringing upon the legal rights of any third party or Governmental Authority or violating any applicable Law) (i) receive, from the party responsible for transferring such Delayed Transfer Asset or Delayed Transfer Liability, the economic benefit of such Delayed Transfer Asset or Delayed Transfer Liability, including, without limitation, the right to obtain the economic claims, rights and benefits under the Delayed Transfer Asset or Delayed Transfer Liability and (ii) assume the economic burden with respect Delayed Transfer Asset or Delayed Transfer Liability, in each case, as closely as possible to that which would be applicable to such Spinco Group or Harbor Group, as applicable, if the Consent or approval had been obtained and the Delayed Transfer Asset or Delayed Transfer Liability had transferred. In furtherance of the foregoing, Harbor shall cause any applicable Harbor Subsidiary to execute such powers of attorney as are permitted under applicable Law and reasonably requested by any Spinco Group Entity to enable it to obtain the benefits under any permit (x) that constitutes a Delayed Transfer Asset or (y) with respect to which independent registration or licensure is required to be effected by a Spinco Group Entity following the Effective Time. The obligations set forth in this Section 2.2(c) shall survive for the duration of the term of the applicable Contract governing such arrangements (without any obligation to renew or extend).

(d)    Following the Distribution Date, each Party shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (and each Party shall, and shall cause its respective Subsidiaries to, cooperate with the other Party) to obtain any third-party Consents and/or approvals of Governmental Authorities referred to in this Section 2.2 which were not obtained prior to the Distribution as promptly as practicable; provided, that, in connection with obtaining any such third-party Consent or approval of a Governmental Authority, neither Harbor nor Spinco shall enter into or otherwise agree to any modification of the terms of any Contract that is required in order to effect the transactions contemplated herein that would adversely affect Spinco or Harbor or any other member of either Group (including due to an increase in payment or other incremental cost to any member of either Group under such Contract) without the prior written consent of Spinco, in the case that a member of the Spinco Group would be adversely affected, or Harbor, in the case that a member of the Harbor Group would be adversely affected, which consent shall not be unreasonably withheld, delayed or conditioned. If and when any such third-party Consent or approval of a Governmental Authority is obtained after the Distribution, the assignment of the Delayed Transfer Asset or assumption of the Delayed Transfer Liability to which such third-party Consent or approval of a Governmental Authority relates shall be promptly effected in accordance with the terms of this Agreement without the payment of additional consideration and thereafter such Asset or Liability shall no longer be considered a Delayed Transfer Asset or a Delayed Transfer Liability, as applicable, for purposes of this Section 2.2. The obligations to use reasonable best efforts to obtain any third party Consent or approval of any Governmental Authority set forth this paragraph (d) shall terminate on the date that is twenty four (24) months following the Distribution Date; provided, however, that such termination shall not affect the other provisions of this Section 2.2. For the avoidance of doubt, the Parties expressly acknowledge and agree that the provisions set forth in this Section 2.2(d) do not relate to the competition and other regulatory approvals set forth under Section 6.8 of the Merger Agreement.

(e)    For the avoidance of doubt, Harbor shall not be required to bear any third-party fees (other than out-of-pocket expenses of advisors and other similar out-of-pocket expenses incurred in seeking any such Consent or approval) that may be required in connection with obtaining, whether before or after the Distribution, any such third-party Consents and approvals of Governmental Authorities pursuant to Section 2.2(d), Section 2.3 and Section 2.5.

Section 2.3    Misallocated Assets and Liabilities.

(a)    In the event that at any time prior to the Cut-off Date, a member of the Harbor Group becomes aware (including by request of Spinco) that it possesses any Spinco Asset or Spinco Liability, other than a Delayed Transfer Asset or a Delayed Transfer Liability, Harbor shall cause the prompt transfer of such Spinco Assets to Spinco or assumption of such Spinco Liability by Spinco or any member of the Spinco Group, and Spinco shall, or shall cause a member of the Spinco Group to, accept and assume such Spinco Asset or Spinco Liability (except as otherwise contemplated by the Transaction Agreements), in each case, without further consideration. Prior to any such transfer, Harbor shall hold such Spinco Assets in trust for Spinco and pay over to Spinco as promptly as practicable any amounts or benefits received by the Harbor Group with respect to such Spinco Assets following the Distribution Date.

(b)    In the event that at any time, a member of the Spinco Group becomes aware that it possesses any Excluded Assets or Excluded Liability (except as otherwise contemplated by the Transaction Agreements), other than a Delayed Transfer Asset or a Delayed Transfer Liability, the Spinco Group shall cause the prompt transfer of such Excluded Assets to Harbor or a member of the Harbor Group or assumption of such Excluded Liability by Harbor or a member of the Harbor Group, and Harbor shall, or shall cause a member of the Harbor Group to, accept and assume such Excluded Asset (including any Cash and Cash Equivalents (other than the amount of any Cash and Cash Equivalents included in the calculation of the Spinco Net Debt Adjustment, as finally determined pursuant to Section 5.1(c))) or Excluded Liability, in each case, without further consideration; provided, that, without limiting the generality of the foregoing, Spinco shall transfer to Harbor (or its designee) any amounts received by any member of the Spinco Group in respect of the Corporate Asset within five (5) days of receipt. Prior to any such transfer, the Spinco Group shall hold such Excluded Assets in trust for Harbor and pay over to Harbor as promptly as practicable any amounts or benefits received with respect to such Excluded Assets following the Distribution Date.

Section 2.4    Conveyancing and Assumption Agreements. In connection with (i) the transfer of the Spinco Assets and the assumption of the Spinco Liabilities contemplated by this ARTICLE II, Harbor and Spinco shall execute, or cause to be executed by the appropriate entities, any notices or transfer, conveyance, assignment, novation and assumption instruments or releases as and to the extent reasonably necessary or desirable to evidence the transfer, conveyance, novation and assignment of all of Harbor and its Subsidiaries’ right, title and interest in and to such Spinco Assets and the valid and effective assumption by Spinco and its Subsidiaries of or unconditional release of all parties to such Spinco

Liabilities and (ii) the transfer of the Excluded Assets and the assumption by the Harbor Group of the Excluded Liabilities, in each case in accordance with this ARTICLE II, Harbor and Spinco shall execute, or cause to be executed by the appropriate entities, any notices or transfer, conveyance, assignment, novation and assumption instruments or releases as and to the extent reasonably necessary or desirable to evidence the transfer, conveyance, novation and assignment of all of Spinco and its Subsidiaries’ right, title and interest in and to such Excluded Assets and the valid and effective assumption by Harbor and its Subsidiaries of or unconditional release of all parties to such Excluded Liabilities; provided that such instruments shall not impose obligations on either Harbor or Spinco or grant rights, through representations or otherwise, beyond those set forth in this Agreement (but shall merely implement the obligations herein), other than customary obligations with respect to due execution, title and similar matters.

Section 2.5    Shared Contracts. The Parties will use their reasonable best efforts (and each Party shall cooperate with the other Party) to separate the Shared Contracts into separate Contracts effective as of the Distribution so that from and after the Distribution, Spinco will have the sole benefit and Liabilities with respect to each Shared Contract to the extent related to the Spinco Business and the Harbor Group will have the sole benefit and Liabilities with respect to each Shared Contract to the extent not related to the Spinco Business. Upon such separation of a Shared Contract, the separated Contract that is related to the Spinco Business will be a Spinco Asset and the other separated Contract will be an Excluded Asset. The obligations to separate any Shared Contracts set forth in this Section 2.5 will terminate on the date that is twenty-four (24) months following the Distribution Date. If any Shared Contract is not separated prior to the Distribution Date, then such Shared Contract shall be governed under Section 2.2, including the Parties agreeing to use reasonable best efforts (and each Party agreeing to cooperate with the other Party) to establish arrangements at no charge to Spinco under which the party which is a party to such Shared Contract will use reasonable best efforts to perform its obligations and exercise its rights thereunder to enable each Group to continue to receive the benefits and assume the obligations, in each case, that it received or assumed prior to the Distribution Date, until such Shared Contract expires in accordance with its terms. Harbor and Spinco shall share equally any and all third party fees and out-of-pocket expenses (including attorneys’ and other third party fees) that may be reasonably required in connection with obtaining, whether before or after the Distribution, any such separation of a Shared Contract. Harbor will use its reasonable best efforts to deliver a list of the Shared Contracts to Voyager as soon as practicable after the date hereof and in any event within thirty (30) days after the date hereof. No member of either Group will amend, renew, extend or otherwise modify any Shared Contract without the consent of the applicable member of the other Group to the extent such amendment, renewal, extension or modification would adversely affect or impose any material obligations on any member of such other Group.

Section 2.6    Bank Accounts.

(a)    Harbor and Spinco each agree to take, or cause the respective members of their respective Groups to take, prior to the Distribution Time (or as soon as possible thereafter), all actions necessary to amend (i) all Contracts governing each bank and brokerage account owned by Spinco or any other member of the Spinco Group in connection with the Spinco Business (collectively, the “Spinco Accounts”), so that such Spinco Accounts, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by Harbor or any of its Subsidiaries other than the Spinco Accounts (collectively, the “Harbor Accounts”) are de-linked from such Harbor Accounts, and (ii) all Contracts governing the Harbor Accounts so that such Harbor Accounts, if currently linked to any Spinco Account, are de-linked from such Spinco Accounts.

(b)    With respect to any outstanding checks issued by Harbor, Spinco or any of their respective Subsidiaries prior to the Distribution Time, such outstanding checks shall be honored from and after the Distribution Time by the Person or Group owning the account on which the check is drawn, without limiting the ultimate allocation of Liability for such amounts under this Agreement or any other Transaction Agreement.

(c)    As between Harbor and Spinco (and the members of their respective Groups), except to the extent prohibited by applicable Law, all payments and reimbursements received after the Distribution Time by either Party (or member of its Group) to which the other Party (or member of its Group) is entitled under this Agreement shall be held by such receiving Party in trust for the use and benefit of the Party entitled thereto and, within sixty (60) days of receipt by such receiving Party of any such payment or reimbursement, such receiving Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party or the applicable member of the other Party’s Group, the amount of such payment or reimbursement without right of setoff.

Section 2.7    Certain Resignations. At or prior to the Distribution Date, except as otherwise agreed between Harbor and Voyager in writing prior to the Distribution Date, Harbor shall cause each employee and director of Harbor and its Subsidiaries who will not, from and after the Effective Time, be an officer or director, as applicable, of Spinco to resign, effective not later than the Distribution Date, from the board of directors of Spinco, and from all positions as officers of Spinco in which they serve, it being understood that the only officers and directors of Spinco from and after the Effective Time shall be those persons mutually agreed by the Parties in accordance with Section 7.8. At or prior to the Distribution Date, Harbor will cause each employee and director of Spinco and its Subsidiaries who will not be employed by Harbor or a Harbor Subsidiary after the Distribution Date to resign, effective not later than the Distribution Date, from all boards of directors or similar governing bodies of Harbor, any Harbor Subsidiary or any other Person in which Harbor holds any equity interest on which they serve, and from all positions as officers of Harbor, any Harbor Subsidiary or any other Person in which Harbor holds any equity interest in which they serve.

Section 2.8    Special Dividend; Intercompany Debt Repayment. On the Distribution Date and immediately prior to the Distribution, Harbor shall cause Spinco to use (i) reasonable best efforts to enter into the Spinco Financing, and (ii) use the proceeds therefrom to (A) pay to Harbor the Special Dividend and the Additional Special Dividend (if applicable), in exchange for the Harbor Contribution and (B) effect the Intercompany Debt Repayment. The Special Dividend, the Additional Special Dividend (if applicable) and the amount comprising the Intercompany Debt Repayment shall be paid to Harbor via wire transfer of immediately available funds. If, despite reasonable best efforts by Voyager, Harbor and Spinco, the Spinco Financing cannot be completed fully, the amount of the Spinco Financing shall be reduced to the level at which it can be so completed (but may not be reduced to an amount less than $900,000,000 without the prior written consent of Voyager). In the event that (x) the Spinco Financing, as so reduced, cannot be completed fully and (y) Harbor elects, in its sole discretion, to receive notes or debt securities for all or part of the Special Dividend, Spinco shall issue either notes or debt securities to Harbor in an aggregate principal amount equal to the amount of the financing shortfall, in a manner (and with such customary terms and conditions as Harbor may determine in its sole discretion) that is not reasonably expected to result in any Tax Free Transaction Failure, as determined by Harbor in its reasonable discretion. The rights and obligations of the Parties in respect of pursuing and obtaining the Spinco Financing shall otherwise be as set forth in the Merger Agreement.

Section 2.9    Shared Locations. Notwithstanding anything to the contrary contained herein, on the Distribution Date, Harbor and Spinco shall enter into a lease, sublease or other occupancy agreement governing each Shared Location (each, a “Shared Location Lease”) in accordance with terms to be mutually agreed by the Parties. To the extent that the consent of a Third-Party Landlord is necessary for a

Shared Location Lease and such consent is not obtained, such Shared Location shall be subject to Section 2.2 and Section 2.4.

Section 2.10    Minority Interests. Prior to the Harbor Contribution, Harbor shall use its reasonable best efforts to acquire, or cause the applicable member of the Harbor Group, as the case may be, to acquire, all of the outstanding Spinco Minority Interest Shares owned by the JV Minority Shareholders, in exchange for, in the sole discretion of Harbor, cash and/or shares of Spinco Common Stock (the number of such shares issued to the JV Minority Shareholders, the “JV Minority Spinco Share Number”). If Harbor shall be unable to acquire any of such Spinco Minority Interest Shares, they shall remain outstanding.

Section 2.11    Harbor-Spinco Indebtedness. In connection with the Restructuring and prior to the Distribution, in respect of the Harbor-Spinco Indebtedness, Harbor shall use its reasonable best efforts to cause (i) all such Indebtedness to be repaid by the member of the Spinco Group party thereto, or (ii) the receivable in respect of any such Harbor-Spinco Indebtedness to be transferred to a member of the Spinco Group such that a member of the Spinco Group is the creditor in respect of such Indebtedness immediately following the Distribution.

Section 2.12    Exercise of Darby Put Rights. Concurrently with the execution of this Agreement, (a) Harbor shall enter into an amendment to the Darby Put Rights Agreement, providing that Darby will sell to Harbor, and Harbor will purchase from Darby, all of the Darby BAHHC Equity Interests, all in accordance with the provisions set forth in the Darby Put Rights Agreement, as amended, and (b) Harbor shall contribute, or cause to be contributed, the Darby BAHHC Equity Interests to Spinco prior to the Distribution.

ARTICLE III

CONDITIONS

Section 3.1    Conditions to the Distribution. The obligations of Harbor pursuant to this Agreement to effect the Distribution shall be subject to the consummation of (a) the Restructuring, (b) the payment of the Special Dividend and the Additional Special Dividend (if applicable) and the effectuation of the Intercompany Debt Repayment as contemplated in Section 2.8, (c) the procurement by Spinco of all material licenses, permits, registrations, authorizations or certificates necessary to operate the Spinco Business following the Effective Time, the failure of which to be obtained would cause a condition to Voyager’s obligation to consummate the Merger not to be satisfied, if and to the to the extent such condition is not waived by Voyager, and (d) the satisfaction (or waiver by (i) Harbor, in the case of the conditions set forth in Section 7.2 of the Merger Agreement, (ii) Voyager, in the case of the conditions set forth in Section 7.3 of the Merger Agreement, or (iii) each party to the Merger Agreement, in the case of the conditions set forth in Section 7.1 of the Merger Agreement) on or prior to the Distribution Date (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing, but subject to the satisfaction (or waiver by (x) Harbor, in the case of the conditions set forth in Section 7.2 of the Merger Agreement, (y) Voyager, in the case of the conditions set forth in Section 7.3 of the Merger Agreement, or (z) each party to the Merger Agreement, in the case of the conditions set forth in Section 7.1 of the Merger Agreement) of such conditions at the Closing) of each of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement (except the consummation of the payment of the Special Dividend and the Additional Special Dividend (if applicable), the effectuation of the Intercompany Debt Repayment and the Separation); provided that, notwithstanding anything set forth in this ARTICLE III to the contrary, the Parties agree that the Distribution Date shall occur on the same date as the Closing Date, as determined in accordance with the terms and conditions of the Merger Agreement.

Section 3.2    Waiver of Conditions. The conditions set forth in Section 3.1 hereof, may be waived, in whole or in part, to the extent permitted by applicable Law, in the sole discretion of Harbor. The conditions set forth in Section 3.1 is for the sole benefit of Harbor and shall not give rise to or create any duty on the part of Harbor to waive or not waive such conditions.

ARTICLE IV

THE DISTRIBUTION

Section 4.1    Record Date and Distribution Date. Subject to the satisfaction, or to the extent permitted by applicable Law, waiver, in whole or in part, of the conditions set forth in Section 3.1, the Board of Directors of Harbor in consultation with Voyager, consistent with the Merger Agreement and applicable Law, shall establish the Record Date and the Distribution Date and any necessary or appropriate procedures in connection with the Distribution; provided, that Harbor shall provide Voyager written notice no fewer than two Business Days prior to Harbor’s announcement of the Record Date to its stockholders.

Section 4.2    Authorization of Spinco Common Stock; Charter and By-laws.

(a)    Prior to the Distribution Date, Harbor and Spinco shall take all actions necessary (including amending the Spinco certificate of incorporation as applicable) to issue to Harbor such number of shares of Spinco Common Stock, including, if applicable, by reclassifying the outstanding shares of Spinco Common Stock or by declaring a dividend payable to Harbor in shares of Spinco Common Stock, for the purpose of increasing the outstanding shares of Spinco Common Stock such that, immediately prior to the Distribution Date, Spinco will have an aggregate number of shares of Spinco Common Stock to be determined by Harbor, Spinco and Voyager prior to the Distribution Date, all of which will be held by Harbor or a JV Minority Shareholder as contemplated under Section 2.10.

(b)    On or prior to the Distribution Date, Spinco and Harbor shall cause Spinco’s certificate of incorporation and by-laws to be amended and restated, in forms mutually satisfactory to the Parties. Without limiting the foregoing, Spinco’s name shall be changed to “Vets First Corp.” or such other name as shall be mutually agreed by Spinco and Voyager.

Section 4.3    The Agent. Prior to the Distribution Date, Harbor shall enter into an agreement with the Agent on terms reasonably satisfactory to Spinco and Voyager providing for, among other things, the distribution to the holders of Harbor Common Stock in accordance with this ARTICLE IV of the shares Spinco Common Stock to be distributed in the Distribution.

Section 4.4    Delivery of Shares to the Agent. At or prior to the Distribution Date, Harbor shall authorize the book-entry transfer by the Agent of all of the outstanding shares of Spinco Common Stock to be distributed in connection with the Distribution.

Section 4.5    The Distribution.

(a)    Upon the terms and subject to the conditions of this Agreement, following consummation of the authorization of Spinco Common Stock pursuant to Section 4.2(a), the Harbor Contribution, the payment of the Special Dividend and the Additional Special Dividend (if applicable) and the effectuation of the Intercompany Debt Repayment, Harbor shall declare and effect the Distribution, in accordance with Section 4.5(c), to each holder of issued and outstanding shares of Harbor Common Stock as of the Record Date (excluding treasury shares held by Harbor and any other shares of Harbor Common Stock otherwise held by a member of the Harbor Group), such that each such holder will receive a pro-rata share of the aggregate shares of Spinco Common Stock held by Harbor as of the Distribution Time (the aggregate number of shares of Spinco Common Stock held by Harbor as of the Distribution Time, the “Harbor Share Number”).

(b)    Any fractional shares of Spinco Common Stock that would otherwise be issuable to a Harbor Stockholder pursuant to Section 4.5(a) shall be aggregated and such Harbor Stockholder shall be issued in respect of all such fractional shares a number of shares of Spinco Common Stock equal to such aggregate number, rounded to the nearest whole number. Harbor, Spinco, Voyager and the Voyager Stockholders’ Representative acknowledge and agree that the conversion set forth in the preceding sentence in lieu of issuing fractional shares of Spinco Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Spinco that would otherwise be caused by the issuance of fractional shares of Spinco Common Stock. In the event that after giving effect to this Section 4.5(b) the aggregate number of shares of Spinco Common Stock issued to the Harbor Stockholders is greater than the number of shares of Spinco Common Stock to be issued as the Harbor Share Number, the Harbor Share Number shall be deemed to be amended to include such number of additional shares of Spinco Common Stock issued pursuant to this Section 4.5(b).

(c)    At or prior to the Distribution Time, Harbor shall deliver to the Agent evidence of Spinco Common Stock in book-entry form being distributed in the Distribution for the account of the holders of Harbor Common Stock that are entitled thereto pursuant to Section 4.5(a) or Section 4.5(b). The Agent shall hold such evidence of Spinco Common Stock in book-entry form for the account of such holders of Harbor Common Stock pending the Merger. Immediately after the Distribution Time and prior to the Effective Time of the Merger, the shares of Spinco Common Stock shall not be transferable and the Agent shall not transfer any shares of Spinco Common Stock. The Distribution shall be deemed to be effective upon written authorization from Harbor to the Agent to proceed, after the receipt of which the Agent shall then distribute by book-entry transfer in respect of the outstanding shares of Harbor Common Stock held by holders of record of Harbor Common Stock on the Record Date (excluding treasury shares held by Harbor and any other shares of Harbor Common Stock otherwise held by a member of the Harbor Group) all of the shares of Spinco Common Stock distributed in the Distribution pursuant to Section 4.5(a) and Section 4.5(b).

ARTICLE V

POST-CLOSING ADJUSTMENT

Section 5.1    Post-Closing Adjustment.

(a)    Within ninety (90) days following the Distribution Date, Spinco shall cause to be prepared and delivered to Harbor a certificate endorsed by an executive officer of Spinco certifying a statement (the “Spinco Preliminary Closing Statement”) setting forth Spinco’s good faith calculation of (i) the Spinco Working Capital Adjustment and (ii) the Spinco Net Debt Adjustment, including reasonable detail regarding the calculations thereof. The Spinco Preliminary Closing Statement shall be prepared in accordance with the Applicable Accounting Principles.

(b)    During the forty-five (45) day period following Harbor’s receipt of the Spinco Preliminary Closing Statement, Spinco shall give Harbor, and each of its Representatives access at all reasonable times and on reasonable advance notice to the books, records, properties, working papers and personnel of Spinco (including senior finance and accounting personnel and their accountants) to the extent reasonably required to permit Harbor to evaluate the Spinco Preliminary Closing Statement. Within forty-five (45) days after receipt of the Spinco Preliminary Closing Statement, Harbor may, in a

written notice to Spinco, describe in reasonable detail any proposed adjustments to the items set forth on the Spinco Preliminary Closing Statement and the reasons therefor (it being agreed that the only permitted reasons for such adjustments shall be mathematical error or the failure to compute items set forth therein in accordance with this Agreement). If Spinco shall not have received a notice of proposed adjustments within such forty-five (45)-day period, Harbor will be deemed to have accepted irrevocably the Spinco Preliminary Closing Statement.

(c)    Harbor and Spinco shall negotiate in good faith to resolve any disputes over any proposed adjustments to the Spinco Preliminary Closing Statement, during the thirty (30) days following Spinco’s receipt of the proposed adjustments. If Harbor and Spinco are unable to resolve such dispute within such thirty (30)-day period, then, at the written request of either such Party (the “Dispute Resolution Request”), each such Party shall appoint a knowledgeable, responsible representative to meet in person and negotiate in good faith to resolve the disputed matters. The Parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. Such negotiations shall take place during the thirty (30)-day period following the date of the Dispute Resolution Request. If the business representatives resolve the dispute, such resolution shall be memorialized in a written agreement (the Spinco Preliminary Closing Statement, as agreed to pursuant to the last sentence of Section 5.1(b) or as revised by such negotiations, written agreement or the final decision of the accounting firm referred to below, the “Spinco Final Closing Statement”). If the business representatives do not resolve the dispute during the periods described above, then Spinco, the Voyager Stockholders’ Representative and Harbor shall jointly engage KPMG LLP to arbitrate and resolve such disputes, which resolution shall be final, binding and enforceable in accordance with Section 10.15. If KPMG LLP is unable or unwilling to act as arbitrator, a nationally recognized accounting firm shall be selected by lot from the remaining nationally recognized accounting firms that are not the regular independent auditor firm of Harbor, Spinco or Voyager, and in such event references herein to “KPMG LLP” shall be deemed to refer to such replacement accounting firm. Within the thirty (30)-day period following its engagement, KPMG LLP shall arbitrate and resolve such dispute based solely on the written submission provided by Harbor and Spinco and shall only consider whether the Spinco Preliminary Closing Statement (and each component thereof) was prepared in accordance with this Agreement and (only with respect to disputed matters submitted to the accounting firm) whether and to what extent the Spinco Preliminary Closing Statement requires adjustment. In resolving any disputed matter, KPMG LLP shall (i) adhere to the definitions contained in this Agreement and the guidelines and principles of this Section 5.1 and (ii) not assign a value to any item higher than the highest value for such item claimed by either of Harbor or Spinco or lower than the lowest value claimed by either such Person; provided, however, that to the extent the determination of value of any disputed item affects any other item used in calculating the Spinco Working Capital Adjustment or the Spinco Net Debt Adjustment, such effect may be taken into account by KPMG LLP. The fees and expenses of KPMG LLP shall be shared by Spinco and Harbor in inverse proportion to the relative amounts of the disputed amount determined in favor of Spinco and Harbor, respectively.

(d)    Upon final determination of the Spinco Final Closing Statement pursuant to this Section 5.1, the following payments (if any) shall be made in accordance with Section 5.1(e):

(i)    If the Adjustment Amount is positive, Spinco shall pay to Harbor the lesser of (A) $150,000,000 (less all amounts paid or payable pursuant to Section 3.01 of the Tax Matters Agreement in respect of Harbor Pre-Closing Taxes) and (B) the Adjustment Amount; and

(ii)    If Adjustment Amount is negative, Harbor shall pay to Spinco the lesser of (A) $150,000,000 (less all amounts paid or payable pursuant to Section 3.01 of the Tax Matters Agreement in respect of Harbor Pre-Closing Taxes) and (b) the absolute value of the Adjustment Amount; and

(iii)    If the Adjustment Amount is zero, no payment by any Party shall be due.

Notwithstanding anything herein to the contrary, no adjustment under this Section 5.1 shall be made to the extent the effect of such adjustment would reasonably be expected to result in Harbor Stockholders owning fifty percent (50%) or less of the shares of Spinco Common Stock on or after the Effective Time or otherwise result in a Tax Free Transaction Failure.

(e)    Any amount payable pursuant to Section 5.1(d) shall be made via wire transfer of immediately available funds within five (5) Business Days after the date upon which the Spinco Preliminary Closing Statement becomes a Spinco Final Closing Statement. Any payment (or portion thereof) pursuant to Section 5.1(d) shall be treated as an adjustment to the Special Dividend and/or the Additional Special Dividend (if applicable) for Tax purposes, to the extent permitted by applicable Law.

ARTICLE VI

INDEMNIFICATION

Section 6.1    Survival; Exclusive Remedy. The covenants, obligations and agreements contained herein to be performed (i) prior to the Effective Time shall survive for, and a claim may be brought with respect to any breach thereof any time prior to fifteen (15) months following the Effective Time and (ii) following the Effective Time shall survive, and a claim may be brought with respect to any breach thereof, after the Effective Time in accordance with their respective terms, if specified, and otherwise, indefinitely; provided that, without limiting the foregoing, no claim may be asserted by any Spinco Indemnitee under this ARTICLE VI arising from any failure to transfer any Spinco Asset to Spinco unless such claim is asserted, if at all, prior to the date that is eighteen (18) months from the Distribution Date (such date, the “Cut-off Date”), except for claims (x) of which Harbor has been notified in writing by Spinco prior to the Cut-off Date or (y) relating to or arising from any breach of any covenants, obligations and agreements to be performed after the Distribution Date. The Parties hereby agree that the sole and exclusive remedy for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of this Agreement (other than with respect to any claim arising as a result of fraud) shall be asserted pursuant to this ARTICLE VI, Section 10.16 or, with respect to Losses incurred in connection with any Spinco Guarantees or Harbor Guarantees (as the case may be) on or after the Effective Time, Section 7.3; provided, that the Parties shall not be entitled to indemnity under this ARTICLE VI with respect to any Spinco Current Assets and Spinco Current Liabilities solely to the extent of the amount of such items as were expressly and specifically included in calculation of the Spinco Closing Date Working Capital or the Spinco Closing Date Net Debt (without regard to the limitations contained in Section 5.1(d)). For the avoidance of doubt, to the extent any provision in this Agreement is deemed to be a representation or warranty, such provision shall not survive the Effective Time or termination of this Agreement. Notwithstanding anything to the contrary in this Agreement or the Merger Agreement, (x) the representations and warranties of Harbor set forth in Section 4.7 (“Information to be Supplied”) of the Merger Agreement and (y) the representations and warranties of Voyager set forth in Section 5.7 (“Information to be Supplied”) of the Merger Agreement shall survive the Effective Time, and a claim may be brought by Spinco with respect to any breach thereof, during the two (2) year period immediately following the Effective Time. After the end of the applicable period set forth in this Section 6.1, no claim for breach of such representations, warranties, covenants, obligations or agreements may be brought, and no action with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the Indemnitee gave written notice to the Indemnifying Party, specifying in reasonable detail to the extent known the breach of the representation, warranty, covenant, obligation or agreement claimed, on or before the expiration of such period, as applicable, in which case the right of the party providing such written notice to assert its right to indemnification as to the matters so noticed shall not expire until the dispute is fully resolved and/or any applicable obligation to remedy such breach has been fully satisfied; provided, that, notwithstanding anything in this Section 6.1 to the contrary, the indemnification obligations for employee and employee benefits-related matters shall survive until the later of (i) the day following the expiration of the applicable statute of limitations or (ii) the last day of the applicable covenant period, as applicable.

Section 6.2    Mutual Release of Pre-Distribution Claims. Effective as of the Effective Time and except as otherwise specifically set forth in this Agreement or the other Transaction Agreements, each of Harbor, on behalf of itself and each of the Harbor Subsidiaries, on the one hand, and Spinco, on behalf of itself and each of the Spinco Subsidiaries, on the other hand, hereby releases and forever discharges the other Party and its Subsidiaries, and its and their respective officers, directors, managers or other persons acting in a similar capacity, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts (including intercompany cash balances and accounts and notes payable), demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and other Liabilities whatsoever of every name and nature, both in Law and in equity, which the releasing Party has or ever had or ever will have, which exist or arise out of or relate to (or is alleged to exist or arise out of or relate to) events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Effective Time whether or not known at the Effective Time, including in connection with the Distribution and other Transactions contemplated by this Agreement or the other Transaction Agreements; provided that the foregoing general release shall not apply to any Intercompany Agreements not terminated by the Distribution Date pursuant to Section 7.1 (or to any amounts due and owing prior to the applicable termination date under any Intercompany Agreements that are terminated by the Distribution Date pursuant to Section 7.1), any Liabilities, Losses or other obligations under this Agreement or the other Transaction Agreements or any Contracts contemplated hereby or thereby (including the Liabilities, Losses, obligations and Contracts contemplated by Section 7.1), or assumed, transferred, assigned, allocated or arising under any of this Agreement or the other Transaction Agreements or any Contract contemplated thereby, in each case subject to the terms thereof, or any Person’s right to enforce this Agreement (including Section 2.1, Section 2.2, Section 2.3, and Section 2.5) or the other Transaction Agreements or the Contracts contemplated thereby in accordance with their terms. Each Party agrees, for itself and each member of its Group, not to make any claim or demand or commence any Litigation Matter or assert any claim or demand, including any claim of contribution or any indemnification, against any member of the other Party’s Group or any of its respective officers, managers or directors or other persons acting in a similar capacity with respect to the Liabilities released pursuant to this Section 6.2.

Section 6.3    Indemnification.

(a)    From and after the Effective Time, Spinco and Voyager shall, on a joint and several basis, indemnify, defend and hold harmless the Harbor Indemnitees from and against all Indemnifiable Losses relating to or arising from, whether prior to or following the Effective Time, (i) the Spinco Liabilities (including, subject to Section 2.3(a), any Delayed Transfer Liabilities that would otherwise be Spinco Liabilities if transferred on the Distribution Date), (ii) any breach by (A) Voyager or any or its Subsidiaries of any obligations, covenants or agreements to be performed by Voyager or its Subsidiaries pursuant to the Merger Agreement from and after the Effective Time and/or pursuant to this Agreement or the other Transaction Agreements prior to and/or subsequent to the Effective Time and (B) any member of the Spinco Group of any obligations, covenants or agreements to be performed by such Persons subsequent to the Effective Time pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements, in the case of each of clauses (A) and (B), in accordance with the applicable survival period(s) set forth therein, and (iii) any breach of the representation and warranty of Voyager set forth in Section 5.7 of the Merger Agreement (“Information to be Supplied”); provided, that a claim may only be brought by the Harbor Indemnitees with respect to any breach thereof during the two (2) year period immediately following the Effective Time.

(b)    From and after the Effective Time, Harbor shall indemnify, defend and hold harmless the Spinco Indemnitees from and against all Indemnifiable Losses relating to or arising from, whether prior to or following the Effective Time, (i) the Excluded Liabilities, (ii) any breach by any member of (A) the Harbor Group of any obligations, covenants or agreements to be performed by such Persons pursuant to the Merger Agreement from and after the Effective Time and/or pursuant to this Agreement or the other Transaction Agreements prior to and/or subsequent to the Effective Time and (B) the Spinco Group of any obligations, covenants or agreements to be performed by such Persons pursuant to this Agreement or the other Transaction Agreements (other than the Merger Agreement) prior to the Effective Time, in the case of each of clauses (A) and (B) in accordance with the applicable survival period(s) set forth therein, and (iii) any breach of the representations and warranties of Harbor set forth in Section 4.7 of the Merger Agreement (“Information to be Supplied”); provided, that a claim may only be brought by the Spinco Indemnitees with respect to any breach thereof during the two (2) year period immediately following the Effective Time.

(c)    Notwithstanding anything to the contrary set forth herein, indemnification relating to any arrangements between any member of the Harbor Group and any member of the Spinco Group for the provision after the Effective Time of goods and services, including the license granted pursuant to Section 7.7 of this Agreement, shall be governed by the terms of such arrangements or Section 7.7 of this Agreement, as applicable, and not by this Section or as otherwise set forth in this Agreement and the other Transaction Agreements.

(d)    Except as otherwise expressly provided herein, Tax matters shall be exclusively governed by the Tax Matters Agreement and, to the extent applicable, the Employee Matters Agreement and the Merger Agreement, and not by this ARTICLE VI. The procedures relating to indemnification for Tax matters (other than as specified in Section 9.2 of the Merger Agreement or in the Employee Matters Agreement) shall be exclusively governed by the Tax Matters Agreement, and the procedures relating to indemnification for employee and employee benefits-related matters (set out in the Employee Matters Agreement) shall be exclusively governed by this Agreement. For all Tax purposes, the Parties hereto agree to treat any payments required by this Agreement or the Merger Agreement in the manner set out in the Tax Matters Agreement. The Parties to this Agreement shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under applicable law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

Section 6.4    Procedures for Indemnification of Third-Party Claims.

(a)    Harbor shall, and shall cause the other Harbor Indemnitees to, notify Spinco in writing reasonably promptly after learning of any Third-Party Claim for which any Harbor Indemnitee intends to seek indemnification from Spinco under this Agreement. Spinco shall, and shall cause the other Spinco Indemnitees to, notify Harbor in writing reasonably promptly after learning of any Third-Party Claim for which any Spinco Indemnitee intends to seek indemnification from Harbor under this Agreement. The failure of any Indemnitee to give such notice shall not relieve any Indemnifying Party of its obligations under this ARTICLE VI, except to the extent (and only to the extent) that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall (i) describe such Third-Party Claim in reasonable detail considering the information provided to the Indemnitee, (ii) indicate, to the extent determinable, the estimated amount of the Indemnifiable Loss that has been claimed against or may be sustained by such Indemnitee and the nature of the claim, and (iii) contain a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)    Except as otherwise provided in Section 6.4(c), an Indemnifying Party may, by notice to the Indemnitee within thirty (30) days after receipt by such Indemnifying Party of such Indemnitee’s notice of a Third-Party Claim, undertake (itself or through another member of the Group of which the Indemnifying Party is a member) the defense or settlement of such Third-Party Claim, at such Indemnifying Party’s own expense and by counsel reasonably satisfactory to the Indemnitee; provided that the Indemnitee shall be entitled to have sole control over the defense and settlement of any Third-Party Claim (i) seeking an injunction or other equitable relief against the Indemnitee, (ii) involving any criminal or quasi-criminal Litigation Matter, allegation or indictment to which the Indemnitee is a party, (iii) which the Indemnifying Party has failed or, in the reasonable determination of the Indemnitee, is failing to defend or otherwise prosecute diligently, or (iv) involving a material supplier, material customer or other material business relationship of the Indemnitee or any of its Affiliates, in the case of each of clauses (i) through (iii), at the cost and expense of the Indemnifying Party. If an Indemnifying Party undertakes the defense of any Third-Party Claim, such Indemnifying Party shall control the investigation and defense or settlement thereof, and the Indemnitee may not settle or compromise such Third-Party Claim without the prior written consent of the Indemnifying Party. In any event, the Indemnifying Party shall not (x) require any Indemnitee, without its prior written consent, to take or refrain from taking any action in connection with such Third-Party Claim, or make any public statement or refrain from doing so, that would be in violation of Law, or (y) without the prior written consent of the Indemnitee and of Harbor, if the Indemnitee is a Harbor Indemnitee, or the Indemnitee and of Spinco, if the Indemnitee is a Spinco Indemnitee, consent to any settlement that does not include as a part thereof an unconditional release of the relevant Indemnitees from Liability with respect to such Third-Party Claim or that requires the Indemnitee or any of its Representatives or Affiliates to make any payment that is not fully indemnified by the Indemnifying Party under this Agreement or to be subject to any non-monetary remedy. Subject to the Indemnifying Party’s control rights, as specified herein, the Indemnitees may participate in such investigation and defense, at their own expense. Following the provision of notices to the Indemnifying Party, until such time as an Indemnifying Party has undertaken the defense of any Third-Party Claim as provided herein, such Indemnitee shall control the investigation and defense or settlement thereof, without prejudice to its right to seek indemnification hereunder and any fees and expenses of the Indemnitee that are incurred in connection therewith prior to the date the Indemnifying Party has undertaken the defense shall be borne by the Indemnifying Party.

(c)    If an Indemnitee reasonably determines that there may be legal defenses available to it that are different from or in addition to those available to its Indemnifying Party which make it inappropriate for the Indemnifying Party to undertake the defense or settlement thereof, then such Indemnifying Party shall not be entitled to undertake the defense or settlement of such Third-Party Claim, and counsel for the Indemnifying Party shall be entitled to conduct the defense of such Indemnifying Party and counsel for the Indemnitee (selected by the Indemnitee) shall be entitled to conduct the defense of such Indemnitee, in which case the reasonable fees, costs and expenses of such counsel for the Indemnitee (but not more than one separate firm of attorneys (in addition to reasonably necessary local counsel(s), if any) reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party, it being understood that both such counsel shall cooperate with each other to conduct the defense or settlement of such Third-Party Claim as efficiently as possible.

(d)    In no event shall an Indemnifying Party be liable for the fees and expenses of more than one separate firm of attorneys for all Indemnitees (in addition to reasonably necessary local counsel(s) and its own counsel, if any) in connection with any one Litigation Matter, or separate but similar or related Litigation Matters, in the same jurisdiction arising out of the same general allegations or circumstances.

(e)    If the Indemnifying Party undertakes the defense or settlement of a Third-Party Claim, (x) the Indemnifying Party shall keep the Indemnitee reasonably informed of the status of, and all material developments related to or in connection with, such Third-Party Claim and shall provide the Indemnitee with reasonable access to all written, and summaries of all oral, correspondence, drafts of settlements agreements, court filings and all other notices and documents received or transmitted by the Indemnifying Party relating to such Third-Party Claim and (y) the Indemnitee shall make available to the Indemnifying Party and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate, at the Indemnifying Party’s expense, as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement. In the event the Indemnitee is undertaking the defense or settlement of a Third-Party Claim, the Indemnifying Party shall make available to the Indemnitee and its counsel all information and documents reasonably available to it which relate to any Third-Party Claim, and otherwise cooperate as may reasonably be required in connection with the investigation, defense and settlement thereof, subject to the terms and conditions of a mutually acceptable joint defense agreement.

Section 6.5    Reductions for Insurance Proceeds. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this ARTICLE VI shall be reduced (retroactively or prospectively, as applicable) by any insurance proceeds in respect of the related Indemnifiable Losses (net of all costs of recovery, including deductibles, co-payments or other payment obligations (excluding premiums)) solely to the extent actually received by the Indemnitee. The existence of a claim or a potential claim by an Indemnitee for insurance in respect of any Indemnifiable Loss shall not, however, delay or reduce any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties hereto that no insurer shall be (x) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions or (y) relieved of the responsibility to pay any claims for which it is obligated. If an Indemnitee shall have received the payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive insurance proceeds in respect of such Indemnifiable Losses, then such Indemnitee shall hold such insurance proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds actually received (net of all costs of recovery, including deductibles, co-payments or other payment obligations and without interest), up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

Section 6.6    Direct Claims. Any claim on account of an Indemnifiable Loss that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30)-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make such payment. If such Indemnifying Party does not respond in such thirty (30)-day period or rejects such claim in whole or in part, the Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the other Transaction Agreements.

Section 6.7    Joint Defense and Cooperation. With respect to any Third-Party Claim in which both Harbor and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Harbor and Spinco in a material fashion, the Parties shall reasonably cooperate with respect to such Third-Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1    Intercompany Agreements; Settlement of Intercompany Payables and Receivables. Except for the Transaction Agreements, payment obligations outstanding as of the Distribution Date with respect to commercial transactions, agreements entered into after the date hereof that are expressly permitted under, or entered into with the prior written consent of Voyager pursuant to, Section 6.1(l) (“Affiliate Transactions”) of the Merger Agreement, or as set forth on Section 7.1 of the Disclosure Letter, any agreements entered into pursuant to any Contract or other arrangement, formal and informal (including with respect to intercompany cash balances and accounts and notes payable), between any member of the Harbor Group, on the one hand, and any member of the Spinco Group, on the other hand, in existence as of the Distribution Date (any such agreement, other than, for the avoidance of doubt, the Tax Matters Agreement, the Employee Matters Agreement and any other agreement entered into in connection with the Transactions, an “Intercompany Agreement”), (i) in the case of commercial arrangements, shall be terminable by Harbor or Spinco at any time after the Distribution on reasonable prior written notice and (ii) in the case of any other arrangements, shall terminate as of the close of business on the day prior to the Distribution Date. No such terminated Intercompany Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect from and after the Distribution Date and, subject to the exceptions in clauses (i) and (ii) of the following sentence, all parties thereto shall be released from all Liabilities thereunder. From and after the Distribution Date, no member of either Group shall have any rights or Liabilities under any such terminated Intercompany Agreement with any member of the other Group, except (i) as specifically provided herein or in the other Transaction Agreements and (ii) any Liability of a member of either Group arising out of a breach by such member prior to the date of termination of any commercial Intercompany Agreement. On or prior to the date that is thirty (30) days after the Closing Date, each of Harbor and Spinco shall settle and pay all intercompany receivables, payables or loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement or under any other Transaction Agreement, and other than payables created or required hereby or by any other Transaction Agreement), if any, in respect of commercial transactions that exist as of the Closing Date.

Section 7.2    Assignment of Employee Restrictive Covenant Agreements. Prior to the Distribution Date, solely to the extent necessary with respect to Restrictive Covenant Agreements to which (a) Harbor or (b) any Subsidiary of Harbor that is not a member of the Spinco Group is a party, Harbor shall, or shall cause a Harbor Subsidiary to, execute a form of global assignment reasonably satisfactory to Voyager with respect to the assignment to Spinco or another member of the Spinco Group designated by Voyager of all of the agreements to which a Spinco Group Employee is a party and that contain restrictive covenants related to confidentiality, ownership of intellectual property, non-competition or non-solicitation (each, a “Restrictive Covenant Agreement”), which form of global assignment will provide that (i) all references to the assigning party under each Restrictive Covenant Agreement shall be deemed to be references to the assignee and (ii) the assigning party waives any and all rights it may have against the Spinco Group Employee that are subject to such Restrictive Covenant Agreement. Notwithstanding the provisions set forth in this Section 7.2, Harbor and each applicable Harbor Subsidiary shall retain all rights under each applicable Restrictive Covenant Agreement to assert a claim with respect to the breach of any such restrictive covenant or the ownership of any such intellectual property to the extent related to the Harbor Business, the Excluded Assets or the Excluded Liabilities.

Section 7.3    Guarantee Obligations and Liens.

(a)    Harbor and Spinco shall, upon Harbor’s or Voyager’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or cause Spinco, or the appropriate member of the Spinco Group, to be substituted in all respects for Harbor or the applicable member of the Harbor Group in respect of, all obligations of any member of the Harbor Group under any Spinco Liabilities identified by Harbor for which such member of the Harbor Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Spinco Liabilities under any Financial Instrument) (“Harbor Guarantees”), and (y) terminate, or cause reasonably comparable substitute Spinco Assets to be substituted in all respects for any Excluded Assets in respect of, any liens or Encumbrances identified by Harbor on Excluded Assets which are securing any Spinco Liabilities. If such a termination or substitution is not effected by the Distribution Date, without the prior written consent of Harbor, from and after the Distribution Date, Spinco shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under, or transfer to a third party, any loan, lease, contract or other obligation for which a member of the Harbor Group is or may be liable or for which any Excluded Asset is or may be encumbered unless all obligations of the Harbor Group and all Encumbrances on any Excluded Asset with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to Harbor. Notwithstanding anything to the contrary herein, any action contemplated by this Section 7.3(a) shall be taken at Harbor’s sole cost and expense, and Harbor shall reimburse Spinco for any reasonable out-of-pocket costs and expenses incurred by it or any member of the Spinco Group following the Effective Time in connection with the release of Harbor Guarantees as contemplated by this Section 7.3(a). Spinco further agrees that to the extent Harbor or any of its Affiliates incurs any Losses in connection with such Harbor Guarantees on or after the Distribution Date, Spinco shall indemnify, defend and hold harmless Harbor against, and reimburse Harbor for, any and all Losses, including costs or expenses in connection with such Harbor Guarantees, including Harbor’s expenses in maintaining such Harbor Guarantees, whether or not any such Harbor Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Harbor to the extent any Harbor Guarantee is called upon and Harbor or any of its Affiliates incurs any Losses in connection with the Harbor Guarantees; provided that, the foregoing indemnity shall not apply with respect to any out-of-pocket cost or expense to be borne by Harbor, as described in this Section 7.3(a).

(b)    Harbor and Spinco shall, upon Spinco’s or Voyager’s request, cooperate, and shall cause their respective Groups to cooperate and use their respective reasonable best efforts to: (x) terminate, or cause a member of the Harbor Group to be substituted in all respects for any member of the Spinco Group in respect of, all obligations of any member of the Spinco Group under any Excluded Liabilities for which such member of the Spinco Group may be liable, as guarantor, original tenant, primary obligor or otherwise (including Excluded Liabilities under any Financial Instrument) (“Spinco Guarantees”), and (y) terminate, or cause reasonably comparable substitute Excluded Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or Encumbrances on Spinco Assets which are securing any Excluded Liabilities. Notwithstanding anything to the contrary herein, all actions contemplated by this Section 7.3(b) shall be taken at Harbor’s sole cost and expense. Harbor further agrees that to the extent Spinco or any of its Affiliates incurs any Losses in connection with such Spinco Guarantees on or after the Effective Time, Harbor shall indemnify, defend and hold harmless Spinco against, and reimburse Spinco for, any and all Losses, and shall in any event promptly reimburse Spinco to the extent any Spinco Guarantee is called upon and Spinco or any of its Affiliates incurs any Losses in connection with the Spinco Guarantees.

(c)    Following the date hereof, (i) Harbor will use its reasonable best efforts (and Spinco will cooperate with Harbor) to identify to Voyager and Spinco any items described in clauses (x) and (y) of each of (a) and (b) for purposes of termination or substitution of such items, and (ii) Harbor shall not, and shall cause each member of the Harbor Group and the Spinco Group not to, enter into any additional Harbor Guarantees or Spinco Guarantees, in each case, without Voyager’s prior written consent, after disclosure of the terms and conditions thereof to Voyager or Spinco (as the case may be), and provided that any such Harbor Guarantees or Spinco Guarantees shall be subject to the terms of this Section 7.3.

For the avoidance of doubt, Harbor shall not be required to bear any third party fees (other than out-of-pocket expenses of advisors and other similar out-of-pocket expenses incurred in seeking any such Consent or approval) that may be required in connection with obtaining any third-party Consents or approvals of Governmental Authorities relating to the termination or substitution of any Harbor Guarantees or Spinco Guarantees.

Section 7.4    Insurance.

(a)    From and after the Distribution Time, the Spinco Group and the Spinco Business shall cease to be insured by and will have no rights with respect to any Policies. For the avoidance of doubt, Harbor shall retain all rights to control its Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Policies notwithstanding whether any such Policies apply to any Liabilities of any member of the Spinco Group, and this Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Harbor Group in respect of any insurance policy or any other contract or policy of insurance. Spinco shall be responsible for securing all insurance policies that it considers appropriate for the Spinco Business and the operation thereof by the Spinco Group and for promptly providing evidence thereof, as may be required, to third parties under any Contract. Spinco agrees to arrange for its own insurance policies with respect to the Spinco Business and the Spinco Group covering all periods. Spinco agrees, on behalf of itself and each member of the Spinco Group, from and after the Distribution Time, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Policies of any member of the Harbor Group, except as permitted under Section 7.4(a).

(b)    Notwithstanding any other provision of this Agreement, including Section 7.4(a), from and after the Distribution Date, (i) Harbor will use its reasonable best efforts, at Spinco’s request, to assert, maintain or settle claims on behalf of Spinco and the Spinco Subsidiaries for any Loss, Liability or damage identified by Spinco with respect to the Spinco Business, Spinco Assets or Spinco Liabilities under Policies with third-party insurers which are “occurrence-based” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) Harbor will use reasonable best efforts to assist Spinco to pursue and settle claims with respect to the Spinco Business, Spinco Assets or Spinco Liabilities that were reported to third-party insurers according to the terms and conditions of Policies written on a “claims-made” basis (“Claims Made Policies”) prior to the Distribution; provided that (A) all of Harbor’s and each Harbor Subsidiary’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco (it being agreed that Harbor will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco; provided, further that Harbor shall not be required to take any action referred to in this Section 7.4(b) until it has received such authorization and agreed the amounts are reasonable), (B) Harbor and the Harbor Subsidiaries may, at any time, without liability or obligation to Spinco or any Spinco Subsidiary, amend, commute, terminate, buy out, extinguish liability under or otherwise modify any Occurrence Basis Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), in each case provided that such modifications are not discriminatory with respect to the Spinco Assets or Spinco Liabilities, and (C) any such claim will be subject to all of the terms and conditions of the applicable Policy.

(c)    In the event that after the Distribution Date, Harbor or any Harbor Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Policies under which Spinco has rights to assert claims pursuant to Section 7.4(a) in a manner that would adversely affect to a material degree any such rights of the Spinco Group, Harbor will (i) give Spinco prior written notice thereof (it being understood that the decision to take any such action will be in the sole discretion of Harbor) and (ii) pay to Spinco its equitable share (which shall be determined by Harbor and Spinco in good faith based on the amount of premiums paid or allocated to the Spinco Business in respect of the applicable Policy) of any net proceeds actually received by Harbor from the insurer under the applicable Policy as a result of such action by Harbor (after deducting Harbor’s reasonable costs and expenses incurred in connection with such action).

(d)    This Agreement is not intended as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Harbor Group in respect of any insurance policy or any other contract or policy of insurance.

(e)    Harbor’s obligation to use its reasonable best efforts to assist the Spinco Group in asserting claims under applicable Policies will include using reasonable best efforts in assisting Spinco to establish its right to coverage under such Policies (including, submitting such claim on behalf of the Spinco Group, acting as the direct contact with the applicable insurer and using its reasonable best efforts to obtain the written consent of each of its insurance companies, in each case, as necessary or reasonably requested by the Spinco Group in connection with the exercise of its rights under this Section 7.4). Harbor agrees to use its reasonable best efforts to recover Losses or to assist Spinco in connection with any efforts by the Spinco Group to recover Losses, as the case may be, under any Policy with respect to the Spinco Business for incidents occurring prior to the Distribution Date; provided that all of Harbor’s reasonable out-of-pocket costs and expenses incurred in connection with the foregoing are promptly paid by Spinco and it being agreed that Harbor will not incur material expenditures above reasonable amounts specified by Spinco unless authorized by Spinco.

(f)    Except as otherwise agreed under Section 6.11 of the Merger Agreement, if an extended reporting period for any Claims Made Policies issued by any third-party insurer is available for Harbor to purchase for insured incidents occurring prior to the Distribution, Harbor will give Spinco prompt written notice thereof, which notice shall include a summary of the terms under which such extended reporting period can be purchased, and Spinco shall have twenty (20) Business Days after delivery of such notice to request that such extended reporting period be purchased. Unless Harbor receives such a request from Spinco during such twenty (20)-Business Day period, Harbor shall not cause to be purchased an extended reporting period with respect to such insurance for the benefit of Spinco and the Spinco Subsidiaries as insureds and Harbor shall have no further responsibility with respect to any extended reporting period with respect to such insurance.

(g)    The obligations of Harbor and its Subsidiaries under this Section 7.4 shall terminate on the date that is fifteen (15) months after the Effective Time.

(h)    Nothing in this Section 7.4 will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties to this Agreement, including those created by this Agreement or the other Transaction Agreements, by operation of Law or otherwise. For the avoidance of doubt, without limiting any obligations under the Employee Matters Agreement, this Section 7.4 is not intended to create any obligation of any Party in respect of any Policy maintained by any member of the Harbor Group to satisfy claims for benefits under any Spinco Benefit Plans.

Section 7.5    Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Transaction Agreements (including all actions contemplated to be taken from time to time after the Distribution Date, which shall be taken at the expense of the Party taking such action and for no further consideration from any other Party or its Affiliates (except as otherwise expressly provided in this Agreement)). Without limiting the foregoing, the Parties shall cooperate with the other Parties, and execute and deliver, or use their respective reasonable best efforts to cause to be executed and delivered, all instruments, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as a Party (as the case may be) may reasonably be requested to take by another Party from time to time, consistent with the terms of this Agreement and the other Transaction Agreements, in order to effectuate the provisions and purposes of this Agreement.

Section 7.6    Other Trademark Matters.

(a)    Spinco hereby acknowledges that all right, title and interest in, to and under, the Harbor Marks are owned exclusively by Harbor or its Subsidiaries (other than any member of the Spinco Group) and that, except as set forth in Section 7.6(b), any and all right of the Spinco Group to use any Harbor Marks shall terminate as of the Distribution Date and shall immediately revert to Harbor and its Subsidiaries, along with any and all goodwill associated therewith. Upon the Closing, to the extent Spinco or any Spinco Subsidiary owns any right, title or interest in the Harbor Marks (including any such rights arising from the use of the Harbor Marks in connection with operating the Spinco Business), Spinco shall cause the Spinco Subsidiaries to assign to Harbor all of their right, title and interest in and to the Harbor Marks, together with all goodwill associated therewith.

(b)    It is understood that Spinco and its Subsidiaries shall continue to have the right to use the Harbor Marks to advertise and sell the Inventory that displays the Harbor Marks as of the Effective Time and is included in the Spinco Assets, as well as any products, supplies, parts and other inventory that are purchased by Spinco or its Subsidiaries pursuant to purchase orders dated prior to the Effective Time that remain unfulfilled as of the Effective Time (such Inventory, products, supplies, parts and other inventory, “Existing Products”), solely in the ordinary course of business consistent with past practice. In the effort to provide for an orderly phase-out of Harbor Marks, Spinco and its Subsidiaries also will have the right to use the Harbor Marks to advertise and sell products, supplies, parts and other inventory that are identical to Existing Products and purchased by Spinco and its Subsidiaries pursuant to new purchase orders placed during the thirty day (30) period following the Effective Time, solely in the ordinary course of business consistent with past practice, and shall have one hundred eighty (180) days following the Effective Time to remove the Harbor Marks and, upon one hundred eighty (180) days prior written notice from Harbor or its Subsidiaries, any other registered Trademark that is owned by Harbor or its Subsidiaries (excluding any member of the Spinco Group) and is an Excluded Asset, from existing signs, letterhead, marketing materials and other branded materials currently used in connection with the Spinco Business. Further, within ninety (90) days following the Closing Date, Spinco shall change the name of Spinco and all of the Spinco Subsidiaries to another name that excludes all Harbor Marks; provided, however, in the event that Spinco is unable to complete such name change within such ninety (90) day period despite reasonable best efforts, Spinco shall be granted an extension of time for an additional ninety (90) days. Spinco shall promptly deliver to Harbor any relevant documentation evidencing such name change, including any name change amendment and name change notice filed with or submitted to any Governmental Authority in each jurisdiction in which Spinco or the applicable Spinco Subsidiary is qualified to do business.

(c)    Any and all goodwill generated by the use of the Harbor Marks under Section 7.6(b) shall inure solely to the benefit of Harbor and its Subsidiaries (excluding Spinco and its Subsidiaries). In any event, in connection with using the Harbor Marks as set forth in this Section 7.6, Spinco and its Subsidiaries shall operate the Spinco Business maintaining a standard of quality for products and services comparable to that used in the Spinco Business prior to the Closing Date and shall not use the Harbor

Marks in any manner that would reasonably be expected to damage or tarnish the reputation of Harbor or its Affiliates or the goodwill associated with the Harbor Marks.

(d)    Except for any claim that the use of the Harbor Marks in accordance with the terms and conditions of this Section 7.6 infringes, misappropriates or otherwise violates the Intellectual Property of a third party, Spinco agrees: (A) that Harbor and its Affiliates shall have no responsibility for claims by, or Losses or Liabilities of, third parties arising out of, or relating to, (i) the use by Spinco or any of its Subsidiaries of the Harbor Marks or (ii) the advertising or sale by or on behalf of Spinco or any of its Subsidiaries of any products, supplies, parts or other inventory under the Harbor Marks, in each case, in violation of or outside the scope contemplated by this Section 7.6; and (B) that in addition to any and all other available remedies, Spinco shall indemnify and hold harmless Harbor and its Affiliates, and their officers, directors, employees, agents, successors and assigns, from and against any and all such claims, Losses or Liabilities that may arise out of the use of the Harbor Marks by Spinco or any of its Subsidiaries in violation of or outside the scope permitted by this Section 7.6.

Section 7.7    Other Intellectual Property Matters.

(a)    Effective as of the Closing Date and excluding any Trademarks and Domain Names:

(i)    Harbor does hereby, and shall cause its Subsidiaries to, grant to Spinco a perpetual, irrevocable, worldwide, non-terminable, non-sublicenseable (except as set forth within Section 7.7(a)(iv)), non-transferable (except as set forth within Section 7.7(a)(v)), non-exclusive, royalty free license under (A) all the Intellectual Property (other than Copyrights) owned by Harbor or its Subsidiaries (excluding Spinco and its Subsidiaries) as of the Closing and used in and necessary to the operation of the Spinco Business as of the Closing, to make, have made, use, offer for sale, sell and import products and services currently sold or provided by the Spinco Business as of the Closing Date (and any natural extensions of such products and services) and (B) all Copyrights owned by Harbor or its Subsidiaries as of the Closing and used in and necessary to the operation of the Spinco Business as of the Closing, to reproduce, make derivative works, distribute, perform, display and otherwise use and exploit the tangible embodiments of such Copyrights in connection with the activities covered in the foregoing Section 7.7(a)(i)(A).

(ii)    Section 7.7(a)(i) shall not obligate Harbor or its Subsidiaries to deliver any further information or tangible materials to Spinco or its Affiliates beyond that set forth elsewhere in this Agreement.

(iii)    All Trade Secrets, licensed pursuant to Section 7.7(a)(i) shall be treated as “Confidential Information” pursuant to the terms of Section 6.15 of the Merger Agreement and shall be subject to Section 8.5.

(iv)    Spinco may sublicense the rights contained within Section 7.7(a)(i) without the prior written consent of Harbor solely to its Subsidiaries, distributors of products and services sold or provided by the Spinco Business and to customers and end users of products and services sold or provided by the Spinco Business (but only to the extent necessary for such customers’ and end users’ use of such products and services), in each case only in the ordinary course of business and in a manner consistent with Harbor’s past practice, but in any event subject to confidentiality obligations substantially similar to those of the Confidentiality Agreement.

(v)    Spinco and its Subsidiaries shall not assign the rights contained within Section 7.7(a)(i) without the prior written consent of Harbor; provided, however, that

Spinco may assign such rights solely in whole without the prior written consent of Harbor in connection with any merger, public offering, consolidation, reorganization, or sale of substantially all of the assets of Spinco.

(b)    Effective as of the Closing Date and excluding any Trademarks and Domain Names:

(i)    Spinco does hereby, and shall cause the Spinco Subsidiaries to, grant to Harbor a perpetual, irrevocable, worldwide, non-terminable, non-sublicenseable (except as set forth within Section 7.7(b)(iv)), non-transferable (except as set forth within Section 7.7(b)(v)), non-exclusive, royalty free license under (A) all the Intellectual Property (other than Copyrights) included in the Spinco Intellectual Property and used in and necessary to the operation of the Harbor Business as of the Closing, to make, have made, use, offer for sale, sell and import products and services currently sold or provided by the Harbor Business as of the Closing Date (and any natural extensions of such products and services) and (B) all Copyrights included in the Spinco Intellectual Property and used in and necessary to the operation of the Harbor Business as of the Closing, to reproduce, make derivative works, distribute, perform, display and otherwise use and exploit the tangible embodiments of such Copyrights, in each case in connection with the activities covered in Section 7.7(b)(i)(A).

(ii)    Section 7.7(b)(i) shall not obligate Spinco or its Subsidiaries to deliver any further information or tangible materials to Harbor or its Affiliates beyond that set forth elsewhere in this Agreement.

(iii)    All Trade Secrets licensed pursuant to Section 7.7(b)(i) shall be treated as “Confidential Information” pursuant to the terms of the Section 6.15 of the Merger Agreement and shall be subject to Section 8.5.

(iv)    Harbor may sublicense the rights contained within Section 7.7(b)(i) without the prior written consent of Spinco solely to its Subsidiaries, distributors of products and services sold or provided by the Harbor Business and to customers and end users of products and services sold or provided by the Harbor Business (but only to the extent necessary for such customers’ and end users’ use of such products and services), in each case only in the ordinary course of business and in a manner consistent with Harbor’s past practice, but in any event subject to confidentiality obligations substantially similar to those of the Confidentiality Agreement.

(v)    Harbor and its Subsidiaries shall not assign the rights contained within Section 7.7(b)(i) without the prior written consent of Harbor; provided, however, that Harbor may assign such rights solely in whole, or in part, without the prior written consent of Spinco in connection with any merger, public offering, consolidation, reorganization, or sale of substantially all of the assets of Harbor, any of its Subsidiaries or their respective businesses.

Section 7.8    Board Members and Committee Members.

(a)    The members of the board of directors of Spinco (and of the committees thereof) and the Chief Executive Officer of Spinco from and after the Effective Time shall be determined in the manner set forth on Section 7.8(a) of the Disclosure Letter (as it may be amended after the date hereof by the written consent of Harbor and Voyager). Such persons shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Spinco’s certificate of incorporation and by-laws then in effect. Harbor and Voyager intend that the Spinco corporate governance guidelines will contain the provisions related to director resignation that are mutually agreed by the Parties in good faith and adopted prior to the Effective Time.

(b)    Harbor and Voyager intend that the Chairman, the Lead Outside Director and the members and chairperson of each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of Spinco will be as set forth on Section 7.8(b) of the Disclosure Letter (as it may be amended after the date hereof by the written consent of Harbor and Voyager). The Registration Statement will name such persons as the initial members and chairperson of each of the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee of Spinco. In the event that, prior to the Distribution Date, any of the individuals set forth on Section 7.8(a) of the Disclosure Letter or Section 7.8(b) of the Disclosure Letter no longer agree, or can no longer, to serve in their designated capacity as a member of the board of directors and/or applicable committee, the Parties shall cooperate and consult with one another in good faith to determine mutually acceptable replacements for any such individuals. In addition, the certificate of incorporation and by-laws of Spinco shall be amended prior to the Effective Time to incorporate provisions embodying the features set forth in Section 7.8(c) of the Disclosure Letter.

(c)    Harbor and Voyager shall mutually select the executive officers (other than the Chief Executive Officer) of Spinco promptly following the date hereof.

ARTICLE VIII

ACCESS TO INFORMATION

Section 8.1    Provision of Information. Notwithstanding anything herein to the contrary and subject to the restrictions for Privileged Information or Confidential Information set forth herein and any appropriate restrictions for Personal Information, the Parties agree that the obligation of Harbor to deliver Information (excluding any Intellectual Property related thereto) that is part of the Spinco Assets to Spinco from and after the Distribution will be governed by this ARTICLE VIII. Subject to the terms of this ARTICLE VIII:

(a)    Prior to or as promptly as practicable following the Distribution Date, Harbor shall deliver to Spinco at the address specified for notices to Voyager in Section 10.2 below (or to such other address in the continental United States as may be designated by Voyager to Harbor no less than ten (10) days prior to the Distribution Date), (i) complete copies of the Information constituting Spinco Assets that are continuing property records, (ii) accurate copies of the Information constituting or concerning Spinco Assets and Spinco Liabilities that is contained in the Dataroom which Voyager has had access prior to the date hereof, together with such other information to be made available between the date hereof and the Distribution Date in the Dataroom, and such additional Information constituting or concerning Spinco Assets and/or Spinco Liabilities that is in the same general categories as the existing Information in the Dataroom and is added to the Dataroom by Harbor (using reasonable best efforts to do so) immediately prior to the Distribution Date and (iii) minute books and organizational documents of Spinco and the Spinco Subsidiaries.

(b)    Following the Distribution Date until the sixth anniversary thereof and except in connection with any dispute among Harbor and any of its Subsidiaries, on the one hand, and Spinco and any of its Subsidiaries, on the other hand (which shall be governed by such discovery rules as may be applicable thereto), Harbor shall deliver or make available to Spinco from time to time, upon the reasonable request of Spinco, Information in Harbor’s possession and not provided pursuant to Section 8.1(a) relating directly or primarily to the Spinco Assets, the Spinco Business or the Spinco Liabilities, including, in each case, all: (i) Contracts, (ii) litigation files and (iii) all other Information that constitutes Spinco Assets or relates directly to any Spinco Liability, in each case to the extent they are material to the conduct of the Spinco Business following the Distribution Date. Harbor also will cooperate with Spinco to accommodate Spinco’s reasonable requests from time to time following the

Distribution Date for other Information relating directly or primarily to the Spinco Assets, the Spinco Business or the Spinco Liabilities. Subject to Section 8.5, Harbor may retain complete and accurate copies of such Information. Harbor shall maintain all such Information consistently with Harbor’s ordinary course document retention policies except to the extent that any such Information has already been provided to Spinco or has been offered to and declined by the Spinco and in accordance with Section 8.4 following the Distribution Date. The out of pocket costs and expenses incurred in the identification, isolation and provision of Information to the Spinco Group (and in the case of any Information provided pursuant to the second sentence of this paragraph, a reasonable internal cost allocation) shall be paid for (i) by the Spinco Group if incurred after the Effective Time and (ii) by Harbor if incurred prior to the Effective Time. Information shall be provided as promptly as practicable upon request by Spinco and with due regard for other commitments of Harbor personnel and the materiality of the information to Spinco (including the need to comply with any legal or regulatory requirement of any Governmental Authority).

(c)    Notwithstanding anything in this Agreement to the contrary, Harbor and its Subsidiaries shall not be required to provide access, retain, deliver or disclose Information, where such access, retention, delivery or disclosure would conflict with any (i) Law (including Privacy and Information Security Requirements) or Order applicable to Harbor or any of its Subsidiaries or the assets, information or operation of the Harbor Business or the Spinco Business, (ii) Contract to which Harbor or any of its Subsidiaries is a party or by which any of the assets or properties of Harbor or any of its Subsidiaries is bound, (iii) Consent previously given by any natural person relating to the collection, acquisition, storage, protection, use, disclosure, transfer or any other processing (as defined by any applicable Law) of data (including Personal Information), or (iv) result in the disclosure of competitively sensitive information; provided, that Harbor and its Subsidiaries shall have used reasonable best efforts to provide such access or make such disclosure in a form or manner that would not conflict with any such Law, Order, Contract, Consent or other obligation. Notwithstanding anything in this Agreement to the contrary, (x) the provision of returns and other Information relating to Tax matters shall be governed exclusively by the Tax Matters Agreement and to the extent specifically provided therein, the Merger Agreement, and not this Agreement, and (y) the provision of Information relating to personnel and personnel matters will be governed by the Employee Matters Agreement and, to the extent applicable, the Merger Agreement, and not this Agreement unless (and to the extent) explicitly provided for in the Employee Matters Agreement.

Section 8.2    Privileged Information.

(a)    Each Party acknowledges that: (i) each of Harbor and Spinco (and the members of the Harbor Group and the Spinco Group, respectively) has or may obtain Privileged Information; (ii) there are or may be a number of Litigation Matters affecting each or both of Harbor and Spinco; (iii) both Harbor and Spinco have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case relating to the pre-Distribution Spinco Business or Harbor Business or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Harbor and its Subsidiaries on or prior to the Distribution Date; and (iv) both Harbor and Spinco intend that the transactions contemplated hereby and by the Merger Agreement and the other Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(b)    Each of Harbor and Spinco agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the pre-Distribution Spinco Business or Harbor Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Harbor and its Subsidiaries on or prior to the Distribution Date, without providing prompt written notice to and obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed and shall not be withheld, conditioned or delayed if the other Party certifies that such disclosure is to be made in response to a likely threat of suspension or debarment or similar action; provided, that Spinco and Harbor shall not be required to give any such notice or obtain any such consent and may make such disclosure or waiver with respect to Privileged Information if such Privileged Information relates solely to the pre-Distribution Spinco Business or Harbor Business, respectively. In the event of a disagreement between any member of the Harbor Group and any member of the Spinco Group concerning the reasonableness of withholding such consent, no disclosure shall be made prior to a resolution of such disagreement by a court of competent jurisdiction, provided that the limitations in this sentence shall not apply in the case of disclosure required by Law and so certified as provided in the first sentence of this paragraph.

(c)    Upon any member of the Harbor Group or any member of the Spinco Group receiving any subpoena or other compulsory disclosure notice from a court or other Governmental Authority which requests disclosure of Privileged Information, in each case relating to pre-Distribution Spinco Business or Harbor Business, as applicable, or, in the case of the Spinco Group, relating to or arising in connection with the relationship among Harbor and its Subsidiaries on or prior to the Distribution Date, the recipient of the notice shall (to the extent consent is required in connection with the disclosure of such Privileged Information under paragraph (b) of this Section) as promptly as practicable provide to the other Group (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed and the proposed date of disclosure. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in paragraph (b) of this Section, the Parties shall cooperate to assert all defenses to disclosure claimed by either such Party’s Group, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined, except as otherwise required by a court order requiring such disclosure.

(d)    Notwithstanding anything to the contrary herein, this Section 8.2 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

Section 8.3    Production of Witnesses. Subject to Section 8.2, after the Distribution Date, each of Harbor and Spinco shall, and shall cause each member of its Group to, use its reasonable best efforts to make available to Spinco or Harbor or any member of the Spinco Group or of the Harbor Group, as the case may be, upon reasonable prior written request, such Group’s directors, managers or other persons acting in a similar capacity, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any Litigation Matters, administrative or other proceedings in which the requesting Party may from time to time be involved and relating to the pre-Distribution Spinco Business or the Harbor Business, as applicable, or, in the case of the Spinco Group, relating to or in connection with the relationship among Harbor and its Subsidiaries on or prior to the Distribution Date. The out-of-pocket costs and expenses incurred in the provision of such witnesses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses) shall be paid by the Party requesting the availability of such persons; provided, the out of pocket costs and expenses incurred in the provision of such witnesses to the Spinco Group (including a reasonable internal cost allocation) shall be paid for by Spinco. In connection with any matter contemplated by this Section 8.3, the Parties will enter into a mutually acceptable joint defense agreement so as to maintain to the extent practicable any applicable attorney-client privilege, work product immunity or other applicable privileges or immunities of any member of any Group.

Section 8.4    Retention of Information. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Harbor and Spinco shall, and shall cause each member of its Group to, retain all Information (including any Confidential Information) in such Party’s Group’s possession or under its control, relating directly to the pre-Distribution business, Assets or Liabilities of the other Party’s Group (such information “Retained Information”) for so long as such Information is required to be retained pursuant to such Party’s ordinary course document retention policies as of such time or such later date as may be required by Law (including any Privacy and Information Security Requirements), except that if, prior to the expiration of such period, any member of either Party’s Group wishes to destroy or dispose of any such Retained Information that is at least five (5) years old, prior to destroying or disposing of any of such Retained Information, (a) the Party whose Group is proposing to dispose of or destroy any such Retained Information shall provide no less than thirty (30) days’ prior written notice to the other Party, specifying the Retained Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Retained Information proposed to be destroyed or disposed of be delivered to such other Party, the Party whose Group is proposing to dispose of or destroy such Retained Information promptly shall arrange for the delivery of the requested Retained Information to a location specified by, and at the expense of, the requesting Party. This Section 8.4 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c).

Section 8.5    Confidentiality.

(a)    The Parties acknowledge that in connection with the Transactions, the Parties have disclosed and will continue to disclose to each other Information, including Confidential Information. The Parties agree that, after the Effective Time, Information that constitutes a Spinco Asset shall be Information of Spinco for purposes of this Section 8.5 and Harbor shall be deemed a receiving party of such Information for purposes of this Section 8.5.

(b)    Subject to Section 8.2, which shall govern Privileged Information, from and after the Distribution Date, the Parties shall hold, and shall cause each of their respective controlled Affiliates to hold, and each of the foregoing shall cause their respective Representatives to hold, in strict confidence, and not to disclose to any other Person (including without limitation by issuing a press release or otherwise making any public statement), use, for any purpose other than as expressly permitted pursuant to this Agreement, the Merger Agreement or the other Transaction Agreements, without the prior written consent of the other Party, any and all Confidential Information concerning the other Party or such Party’s Subsidiaries; provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective Representatives who have a need to know such information for auditing and other non-commercial purposes and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if the Parties or any of their respective controlled Affiliates are requested or required to disclose any such Confidential Information by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, or by other requirements of Law or stock exchange rule, (iii) as required in connection with any legal or other proceeding by one Party against any other Party, or (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, or other required disclosures required by Law or such applicable stock exchange. Spinco and Harbor further agree to use reasonable best efforts (and to cause each of their respective controlled Affiliates to use reasonable best efforts) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii) above, the Party subject to such demand or request, as applicable, shall provide the other with prompt written notice of any such request or requirement so that the other Party has an opportunity to seek a protective order or other appropriate remedy, which such Parties will cooperate in obtaining. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other applicable Party or Parties to furnish, or cause to be furnished, only that portion of the Confidential Information that is in the opinion of outside counsel necessary to be disclosed and shall use its reasonable best efforts to ensure confidential treatment is accorded to such disclosed information.

(c)    If the Merger is not consummated, each Party shall promptly (i) deliver or cause to be delivered to any requesting Party (and if in electronic format, delete or destroy or cause to be deleted or destroyed) all Confidential Information furnished to it or to any of its Affiliates by such requesting Party and (ii) if specifically requested by such requesting Party, destroy any copies of such Confidential Information (including any extracts therefrom), unless such delivery or destruction would violate any Law. Upon the written request of such requesting Party, the Party subject to such request shall cause one of its duly authorized officers to certify promptly in writing to such requesting Party that all Confidential Information has been returned, destroyed or deleted as required by the preceding sentence.

(d)    Harbor and Voyager acknowledge that they have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms and that the provisions of this Section 8.5 are in furtherance of, and do not limit the obligations of, Harbor and Voyager under the Confidentiality Agreement.

(e)    Notwithstanding anything to the contrary herein, this Section 8.5 shall not apply to (i) Information referred to in clauses (x) and (y) of Section 8.1(c) or (ii) any non-controlled Affiliate of either Party except to the extent such non-controlled Affiliate receives Confidential Information with respect to Spinco, Harbor, or any of their respective Subsidiaries, as applicable.

Section 8.6    Cooperation with Respect to Government Reports and Filings. Harbor, on behalf of itself and each member of the Harbor Group, agrees to provide any member of the Spinco Group, and Spinco, on behalf of itself and each member of the Spinco Group, agrees to provide any member of the Harbor Group, with such cooperation and Information (in each case, with respect to the Spinco Business only) as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or in conducting or responding to any other government proceeding relating to the pre-Distribution business of the Harbor Group or the Spinco Group, Assets or Liabilities of either Group or relating to or in connection with the relationship between the Groups on or prior to the Distribution Date. Such cooperation and Information shall include promptly forwarding copies of appropriate notices, forms and other communications received from or sent to any Governmental Authority that relate to the Harbor Group, in the case of the Spinco Group, or the Spinco Group, in the case of the Harbor Group. All cooperation provided under this section shall be provided at the expense of the Party requesting such cooperation; provided that, any such expense of Spinco (or any other member of the Spinco Group) incurred prior to the Effective Time shall be borne by Harbor. Each Party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide explanation of any documents or Information provided hereunder. This Section 8.6 shall not apply to Information referred to in clauses (x) and (y) of Section 8.1(c). For the avoidance of doubt, none of Harbor, Spinco or any of their respective Affiliates will be required to offer or agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time any assets, licenses, operations, rights, product lines, business or interests therein of Spinco or Harbor or any of their respective Affiliates or agree to make any material changes or restriction on, or other impairment of Spinco’s or Harbor’s or either of their respective Affiliates’ ability to own, operate or exercise rights in respect of such assets, licenses, operations, rights, product lines, businesses or interests therein for the purpose of complying with Harbor’s or Spinco’s obligations under this Section 8.6.

ARTICLE IX

NO REPRESENTATIONS OR WARRANTIES

Section 9.1    NO REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING ARTICLE IV OF THE MERGER AGREEMENT), EACH OF SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) AND VOYAGER (ON BEHALF OF ITSELF AND MEMBERS OF THE VOYAGER GROUP) ACKNOWLEDGES THAT NONE OF HARBOR OR ANY MEMBER OF THE HARBOR GROUP MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY HEREIN AS TO ANY MATTER WHATSOEVER, INCLUDING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO: (A) THE CONDITION OR THE VALUE OF ANY SPINCO ASSET OR THE AMOUNT OF ANY SPINCO LIABILITY, (B) THE FREEDOM FROM ANY SECURITY INTEREST OF ANY SPINCO ASSET, (C) THE ABSENCE OF DEFENSES OR FREEDOM FROM COUNTERCLAIMS WITH RESPECT TO ANY CLAIM TO BE CONVEYED TO SPINCO OR HELD BY A MEMBER OF THE SPINCO GROUP; OR (D) WITH RESPECT TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR TITLE. EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING ARTICLE IV OF THE MERGER AGREEMENT), EACH OF SPINCO (ON BEHALF OF ITSELF AND MEMBERS OF THE SPINCO GROUP) AND VOYAGER (ON BEHALF OF ITSELF AND MEMBERS OF THE VOYAGER GROUP) FURTHER ACKNOWLEDGES THAT ALL OTHER REPRESENTATIONS OR WARRANTIES THAT HARBOR OR ANY MEMBER OF THE HARBOR GROUP GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NO MEMBER OF THE SPINCO GROUP HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. EXCEPT TO THE EXTENT OTHERWISE PROVIDED HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT (INCLUDING ARTICLE IV OF THE MERGER AGREEMENT), ALL ASSETS TO BE TRANSFERRED TO SPINCO (AND ALL OF THE SPINCO ASSETS HELD BY ANY MEMBER OF THE SPINCO GROUP) WILL BE TRANSFERRED WITHOUT ANY COVENANT, REPRESENTATION OR WARRANTY (WHETHER EXPRESS OR IMPLIED) AND ARE HELD “AS IS, WHERE IS”. NOTWITHSTANDING ANYTHING IN THIS SECTION 9.1 TO THE CONTRARY, NOTHING HEREIN SHALL LIMIT ANY CLAIM BY ANY OF THE PARTIES RELATING TO OR ARISING FROM FRAUD.

ARTICLE X

MISCELLANEOUS

Section 10.1    Expenses. All fees and expenses and any other costs incurred by the Parties in connection with the transactions contemplated hereby and by the Transaction Agreements shall be paid as set forth in Section 8.3 of the Merger Agreement, provided that Spinco shall reimburse Harbor for and indemnify Harbor against, all out-of-pocket costs invoiced by a financial printer in connection with the preparation and filing of the Registration Statement, including all amendments thereto and any Current Report on Form 8-K that shall be filed by Spinco which shall include the Registration Statement as an exhibit thereto, and all out-of-pocket costs of preparing, printing and delivering the Registration Statement to Harbor’s record and beneficial stockholders (other than attorneys’ fees and fees of other advisors to Harbor). If the Distribution occurs, to the extent that invoices from Harbor for such costs, fees and expenses are provided by Harbor to Spinco following the Distribution Date, Spinco shall reimburse Harbor for such costs within ten Business Days following receipt of such invoices from Harbor. If the Distribution occurs, to the extent that invoices from Spinco for costs, fees and expenses to be borne by

Harbor pursuant to Section 8.3 of the Merger Agreement are provided by Spinco to Harbor following the Distribution Date, Harbor shall reimburse Spinco for such costs within ten Business Days following receipt of such invoices from Spinco.

Section 10.2    Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile, (d) upon written confirmation of receipt after transmittal by electronic mail, or (e) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to Harbor or, prior to the Effective Time, to Spinco:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Facsimile: (631) 843-5660

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: (212) 225-3999

Attention: Paul J. Shim

                 Kimberly R. Spoerri

and

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Facsimile: (212) 969-2900

Attention: Steven L. Kirshenbaum

                 Michael E. Ellis

If to Spinco after the Effective Time:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Email: voyagerlegal@vetsfirstchoice.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Facsimile: (617) 341-7701

Attention: Mark Stein

If to Voyager prior to the Effective Time:

Direct Vet Marketing, Inc. (d/b/a Vets First Choice)

7 Custom House Street, Suite 2

Portland, ME 04101

Email: voyagerlegal@vetsfirstchoice.com

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Facsimile: (617) 341-7701

Attention: Mark Stein

If to the Voyager Stockholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Email: deals@srsacquiom.com

Facsimile: (303) 623-0294

Attention: Managing Director

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Harbor will be deemed notice to all members of the Harbor Group, and any notice to Spinco will be deemed notice to all members of the Spinco Group.

Section 10.3    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 10.4    Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 10.5    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.6    Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void, except that, prior to the Effective Time, Spinco may assign any or all of its rights and interests under this Agreement without the consent of the other Parties hereto (a) to any Person providing the Spinco Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Spinco Financing or (b) to any purchaser of all or substantially all of the assets of such Person; provided, however, that, in each case, no such assignment shall release Spinco from any liability or obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in ARTICLE VI relating to certain indemnitees and the release of certain Liabilities, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 10.8    Entire Agreement. This Agreement and the Disclosure Letter hereto, the Confidentiality Agreement, the other Transaction Agreements and other documents referred to herein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the case of any conflict between the terms of this Agreement and the terms of any other Transaction Agreement, the terms of such other Transaction Agreement shall control.

Section 10.9    Governing Law. This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 10.10    Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.11    Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 10.12    Termination. Notwithstanding any provision hereof, in the event of termination of the Merger Agreement before the Effective Time, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution by and in the sole discretion of Harbor; provided, however, in the event Harbor chooses not to terminate this Agreement, Voyager and its Affiliates shall have no Liability or obligations with respect to this Agreement, and this Agreement shall be of no further force or effect with respect to Voyager and its Affiliates. In the event of such termination, no Party or any party to any other Transaction Agreement or any of their respective Representatives or Affiliates shall have any Liability to any Person by reason of this Agreement or any other Transaction Agreement (other than the Merger Agreement to the extent provided therein).

Section 10.13    WAIVER OF JURY TRIAL. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.14    JURISDICTION; SERVICE OF PROCESS. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 10.14, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING

IN THE MANNER PROVIDED IN SECTION 10.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED. NOTWITHSTANDING THIS SECTION 10.14, ANY DISPUTE REGARDING THE SPINCO CLOSING STATEMENT SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE V; PROVIDED THAT THE TERMS OF ARTICLE V MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 10.14.

Section 10.15    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement or such Transaction Agreement, in addition to any and all other rights and remedies at law or in equity, subject to Section 6.1. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any Loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties to this Agreement.

Section 10.16    Damages Waiver. No Party shall be liable to another Party or any of its Affiliates (or any of their respective Related Parties) for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement or any Transaction Agreement (in each case, unless any such damages are payable to a third party pursuant to a Third-Party Claim).

Section 10.17    Legal Representation. It is acknowledged by each of the Parties that Harbor has retained Proskauer Rose LLP (“Proskauer”) and Cleary Gottlieb Steen & Hamilton LLP (“Cleary”) to act as its counsel in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, and that Proskauer has historically served as counsel to Harbor in connection with both the Harbor Business and the Spinco Business. Each of the Parties hereby agrees that in the event that a dispute arises after the Closing between Harbor or any of its Affiliates, on the one hand, and Spinco, the Voyager Stockholders’ Representative or any of their respective Affiliates, on the other hand, Proskauer and Cleary may represent Harbor or any of its Affiliates in such dispute even though the interest of any such party may be directly adverse to Spinco, the Voyager Stockholders’ Representative or any of their respective Affiliates and even though Proskauer and Cleary represented Harbor and its Affiliates in connection with the Spinco Business prior to the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

HENRY SCHEIN, INC.

By:	/s/ Stanley Bergman
Name:	Stanley Bergman
Title:	Chairman of the Board and Chief Executive Officer

HS SPINCO, INC.

By:	/s/ Steven Paladino
Name:	Steven Paladino
Title:	Treasurer and Chief Financial Officer

[Signature Page to Contribution and Distribution Agreement]

DIRECT VET MARKETING, INC.

By:	/s/ Benjamin Shaw
Name:	Benjamin Shaw
Title:	President

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Voyager Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Executive Director

[Signature Page to Contribution and Distribution Agreement]